EXHIBIT 10.21

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT (the “Agreement”) is made and dated as of the 18th day of May, 2005, by and among BANK OF THE WEST (“BOW”), as the sole initial lender party hereto and the other lenders from time to time party hereto (each of BOW and such other lenders, being referred to herein individually as a “Lender” and, collectively, as the “Lenders”), BOW, as agent for the Lenders (in such capacity, the “Agent”), BOW, as the issuer of letters of credit hereunder (in such capacity, the “L/C Issuing Bank”), and OSI SYSTEMS, INC., a California corporation (the “Company”).

RECITALS

A. BOW has previously extended to the Company certain credit facilities pursuant to that certain Amended and Restated Credit Agreement dated as of December 1, 2003 by and between BOW and the Company (as amended to date, the “Existing Credit Agreement”).

B. The Company and BOW have agreed to extend and otherwise amend the Existing Credit Agreement in certain respects and, for convenience of reference, to restate the Existing Credit Agreement in its entirety.

NOW, THEREFORE, in consideration of the above Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1. Revolving Credit Facility.

1(a) Credit Amount. On the terms and subject to the conditions set forth herein, the Lenders severally agree that they shall from time to time to but not including the Revolving Loan Maturity Date (as that term and capitalized terms not otherwise defined herein are defined in Paragraph 15 below), make revolving loans (the “Revolving Loans” or a “Revolving Loan”) to the Company, pro rata in accordance with their respective Percentage Shares, in an aggregate amount not to exceed at any one time outstanding the lesser of:

(1) The Revolving Facility Credit Limit; and

(2) The Aggregate Credit Limit minus the sum of the aggregate amount of: (i) all Outstanding Letters of Credit and unpaid L/C Drawings on such date; plus (ii) the aggregate amount of all Acquisition Loans outstanding on such date.

In computing the availability of Revolving Loans pursuant to this Paragraph 1(a) the “amount” of Loans outstanding on any date in an Agreed Currency other than Dollars shall be determined in the Equivalent Amount of Dollars at such date.

1(b) Principal Repayment. The Company shall pay the principal amount of each Revolving Loan on the Revolving Loan Maturity Date. Principal amounts prepaid hereunder may be reborrowed on the terms and subject to the conditions set forth in Paragraph 8(b) below, it being expressly acknowledged and agreed that the credit facility provided under this Paragraph 1 is a revolving facility.

1(c) Payment of Interest. Interest on Revolving Loans shall be payable as provided in Paragraphs 5(b) and 5(d) below.

1(d) Use of Proceeds. The proceeds of Revolving Loans shall be used for working capital and general corporate needs.

2. Foreign Exchange Facility. Under the Existing Agreement BOW has, and may from time to time in the future elect to enter into FX Transactions with the Company and/or the Guarantors on such terms and conditions as may be agreed to between BOW and such Persons (BOW acting in such capacity, the “FX Provider”). The parties hereto hereby acknowledge that all now existing and hereafter obligations of the Company and the Guarantors with respect to such existing and future FX Transactions (the “FX Obligations”) shall constitute “Obligations” hereunder for all purposes of this Agreement and the other Loan Documents.

3. Letter of Credit Facility.

3(a) Credit Limit. On the terms and subject to the conditions set forth herein, the L/C Issuing Bank shall from time to time from and after the Effective Date up to the Revolving Facility Maturity Date, issue standby and commercial/documentary letters of credit for the account of the Company (each a “Letter of Credit” and, collectively, the “Letters of Credit”); provided, however, that in no event shall the L/C Issuing Bank issue any Letter of Credit hereunder if after giving effect to such issuance, the aggregate amount of all Outstanding Letters of Credit (including all Outstanding Pre-Existing Letters of Credit) and unrepaid L/C Drawings would exceed the Aggregate Credit Limit minus the sum of: (i) the aggregate amount of all Revolving Loans outstanding on such date; plus (ii) the aggregate amount of all Acquisition Loans outstanding on such date. It computing the availability of Letters of Credit pursuant to this Paragraph 3(a) the “amount” of Loans outstanding on any date in an Agreed Currency other than Dollars shall be determined in the Equivalent Amount of Dollars at such date.

3(b) Issuance of Letters of Credit. Unless otherwise approved by the L/C Issuing Bank, each Letter of Credit, and any amendment, renewal or extension thereof, shall be requested by the Company at least three (3) Business Days prior to the proposed issuance, amendment, renewal or extension date by delivery to the L/C Issuing Bank of a duly executed Letter of Credit Application, with a copy to the Agent, accompanied by all other L/C Documents which the L/C Issuing Bank may require as a condition to the requested action. No Letter of Credit shall have a stated expiration date (or provide for the extension of such stated expiration date or the issuance of any replacement therefor) later than twenty four (24) months following the earlier to occur of: (a) its issuance date, and (b) the regularly scheduled Revolving Loan Maturity Date; provided, however that as an additional condition precedent to the issuance of any Letter of Credit with a stated expiration date later than six (6) months following the Revolving Loan Maturity Date (as determined as of the date of issuance of such Letter of Credit), no later than the Revolving Loan Maturity Date, the Company shall deposit a Dollar amount equal to the face amount of such Letter of Credit into a no-access account with the Agent (the “Letter of Credit Cash Collateral Account”). The Company hereby pledges, assigns and grants to the Agent on behalf of the Lenders a security interest in the Letter of Credit Cash Collateral Account, any and all funds from time to time contained therein, and all products and proceeds of the foregoing. At such time the Obligations with respect to any Letter of Credit for which the Company is required to cash collateralize in accordance with this Paragraph 3(b) shall have been fully satisfied or otherwise terminated, the Agent shall release its Lien on the portion of the funds contained in the Letter of Credit Cash Collateral Account attributable to such Letter of Credit and remit such funds to the Company.

3(c) Repayment of L/C Drawings. Any L/C Drawing under a Letter of Credit shall be payable in full by the Company on the date of such L/C Drawing.

3(d) Purchase of Participation Interests; Risk Sharing. Upon the issuance of each Letter of Credit (and upon the deemed issuance hereunder of the Pre-Existing Letters of Credit), the Lenders shall be automatically deemed to have purchased an undivided participation interest therein and in all rights and obligations relating thereto, pro rata in accordance with their respective Percentage Shares. The Lenders hereby absolutely and unconditionally (including, without limitation, following the occurrence of an Event of Default) agree to purchase and sell among themselves the Dollar amount of any L/C Drawing which is not paid on the date when due by the Company so that each unrepaid L/C Drawing shall be held and participated in by the Lenders in accordance with their respective Percentage Shares.

3(e) Absolute Obligation to Repay. The Company’s obligation to repay L/C Drawings shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and irrespective of any set-off, counterclaim or defense to payment which the Company may have or have had, against any Lender or any other Person, including, without limitation, any set-off, counterclaim or defense based upon or arising out of:

(1) Any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(2) Any amendment or waiver of or any consent to departure from the terms of any Letter of Credit;

(3) The existence of any claim, setoff, defense or other right which the Company or any other Person may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting);

(4) Any allegation that any demand, statement or any other document presented under any Letter of Credit is forged, fraudulent, invalid or insufficient in any respect, or that any statement therein is untrue or inaccurate in any respect whatsoever or that variations in punctuation, capitalization, spelling or format were contained in the drafts or any statements presented in connection with any L/C Drawing;

(5) Any payment by the L/C Issuing Bank under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit, or any payment made by the L/C Issuing Bank under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any insolvency proceeding;

(6) Any exchange, release or non-perfection of any Collateral; or

(7) Any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of the Company.

Nothing contained herein shall constitute a waiver of the Company’s rights against the L/C Issuing Bank arising out of the gross negligence or willful misconduct of the L/C Issuing Bank in connection with any Letter of Credit issued hereunder; provided, however, that it is expressly acknowledged and agreed by the Company that the exercise of any such rights is subject to and conditioned upon the prior payment in full of all Obligations, including, without limitation, unrepaid L/C Drawings, and the termination of the credit facility evidenced hereby.

3(f) Uniform Customs and Practice. The Uniform Customs and Practice for Documentary Credits as published by the International Chamber of Commerce most recently at the time of issuance of any Letter of Credit shall (unless otherwise expressly provided in such Letter of Credit) apply to such Letter of Credit.

3(g) Relationship to Letter of Credit Applications. In the event of any inconsistency between the terms and provisions of this Agreement and the terms and provisions of any Letter of Credit Application, the terms and provisions of this Agreement shall supersede and govern.

3(h) Use of Letters of Credit. The Letters of Credit may be requested by the Company on its own behalf or on behalf of any of the Guarantors. The Letters of Credit shall be used to support the working capital and general corporate needs of the Company and the Guarantors.

4. Acquisition Credit Facility.

4(a) Credit Limit. On the terms and subject to the conditions set forth herein, the Lenders severally agree that they shall from time to time to, but not including, the ninetieth (90th) day prior to the then current Revolving Loan Maturity Date, make loans (the “Acquisition Loans” or an “Acquisition Loan”) to the Company, pro rata in accordance with their respective Percentage Shares, in an aggregate amount not to exceed at any one time outstanding the lesser of:

(1) The Acquisition Facility Credit Limit; and

(2) The Aggregate Credit Limit minus the sum of the aggregate amount of: (i) the aggregate amount of all Revolving Loans outstanding on such date; plus (ii) all Outstanding Letters of Credit and unpaid L/C Drawings on such date.

In computing the availability of Acquisition Loans pursuant to this Paragraph 4(a) the “amount” of Loans outstanding on any date in an Agreed Currency other than Dollars shall be determined in the Equivalent Amount of Dollars at such date.

4(b) Principal Repayment. The Company shall pay the principal amount of each Acquisition Loan as follows:

(1) In equal installments, each in an amount equal to two and one half of one percent (2.50%) of the original principal amount of such Acquisition Loan, commencing on the ninetieth (90th) day after the date such Acquisition Loan is funded and on the first Business Day of each calendar quarter thereafter, and

(2) On the Revolving Loan Maturity Date, in an amount equal to the then outstanding principal balance of such Acquisition Loan.

Principal amounts prepaid hereunder may be reborrowed on the terms and subject to the conditions set forth in Paragraph 8(b) below, it being expressly acknowledged and agreed that the credit facility provided under this Paragraph 4 is a revolving facility.

4(d) Payment of Interest. Interest on Acquisition Loans shall be payable as provided in Paragraphs 5(b) and 5(d) below.

4(e) Use of Proceeds. The proceeds of Acquisition Loans shall be used to finance Permitted Acquisitions.

5. Requests for and Funding of Loans; Pricing Provisions.

5(a) Requests for and Funding of Loans.

(1) If the Company desires to borrow Loans, the Company shall deliver a Loan Request to the Agent, no later than: (i) in the case of Loans to be funded as Prime Rate Loans, 12:00 p.m. (Los Angeles time) on the proposed funding date, and (ii) in the case of Loans to be funded as LIBO Rate Loans, 12:00 p.m. (Los Angeles time) on the third LIBOR Business Day preceding the proposed funding date.

(2) The principal amount of each LIBO Rate Loan (including Prime Rate Loans which are converted into LIBO Rate Loans) shall be in the minimum amount of $100,000 and whole multiples of $100,000 in excess thereof.

(3) All Loan Requests shall be irrevocable and shall be delivered in writing (which may be by facsimile transmission) or, but only with the prior agreement of the Agent, telephonically, with any Loan Request delivered telephonically to be promptly confirmed in writing (which may be by facsimile transmission). Upon receipt of a Loan Request, the Agent shall notify each of the Lenders of the receipt of such Loan Request by facsimile transmission no later than 2:00 p.m. (Los Angeles time) on the date received.

(4) The Lenders shall make available their applicable Percentage Shares of each proposed Loan by crediting the amount thereof, in immediately available same day funds, to the Funding Account no later than 10:30 a.m. (Los Angeles time) on the funding date.

(5) The failure of any Lender to advance its Percentage Share of any Loan shall not relieve any other Lender of its obligation hereunder to advance its Percentage Share of the principal amount thereof, but no Lender shall be responsible for the failure of any other Lender to make its required advance.

5(b) Applicable Interest Rates. The Company shall pay interest on all Loans outstanding hereunder from the date disbursed to but not including the date of payment, at a rate per annum equal to, at the option of and as selected by the Company from time to time (subject to the provisions of Paragraphs 5(c) and 5(e) below):

(1) The daily average Applicable Prime Rate during the applicable computation period; or

(2) The Applicable LIBO Rate for the selected Interest Period therefor.

5(c) Conversion and Continuation Options.

(1) The Company may elect from time to time to convert Loans outstanding (or portions thereof): (i) as LIBO Rate Loans to Prime Rate Loans by giving the Agent irrevocable notice of such election pursuant to a Notice of Conversion/Continuation no later than 9:00 a.m. (Los Angeles time) on the last day of the Interest Period for such LIBO Rate Loan, and (ii) as Prime Rate Loans to LIBO Rate Loans by giving the Agent irrevocable notice of such election no later than 12:00 noon (Los Angeles time) on the third (3rd) LIBOR Business Day preceding the proposed conversion date. Any conversion of LIBO Rate Loans may only be made on the last day of the applicable Interest Period. No Prime Rate Loan may be converted into a LIBO Rate Loan if an Event of Default or Potential Default has occurred and is continuing at the requested conversion date. All or any part of outstanding Loans may be converted as provided herein, provided that partial conversions shall be in an amount not less than the amount required pursuant to Paragraph 5(a)(2) above.

(2) The Company may elect from time to time to have any LIBO Rate Loan continued as such upon the expiration of the Interest Period applicable thereto by giving the Agent irrevocable notice of such election pursuant to a Notice of Conversion/Continuation no later than 12:00 noon (Los Angeles time) on the third (3rd) LIBOR Business Day preceding the last day of such Interest Period; provided, however, that no LIBO Rate Loan may be continued as such when any Event of Default or Potential Default has occurred and is continuing, but shall be automatically converted to a Prime Rate Loan on the last day of the Interest Period applicable thereto. If the Company shall fail to give notice of its election to continue a LIBO Rate Loan as such as provided above, the Company shall be deemed to have elected to convert the affected LIBO Rate Loan to a Prime Rate Loan on the last day of the applicable Interest Period.

(3) Each request for the conversion or continuation of a Loan (or portion thereof) shall be evidenced by the timely delivery by the Company to the Agent of a duly executed Notice of Conversion/Continuation (which delivery may be by facsimile transmission) or, but only with the prior agreement of the Agent, telephonically, with any Notice of Conversion/Continuation delivered telephonically to be promptly confirmed in writing (which may be by facsimile transmission).

5(d) Interest Billing and Payment Requirements.

(1) Interest accruing on Loans (or portions thereof) which are Prime Rate Loans shall be payable monthly, in arrears, for each month on the last Business Day of such month in the amount set forth in an interest billing for such Prime Rate Loans delivered by the Agent to the Company (which delivery may be telephonic and later confirmed in writing).

(2) Interest accruing on LIBO Rate Loans shall be payable, in arrears, on the last day of the applicable Interest Period therefor, or in the case of LIBO Rate Loans with Interest Periods ending later than three months from the date funded, at the end of each three month period from the date funded and at the end of the applicable Interest Period therefor.

5(e) Illegality. Notwithstanding any other provisions herein, if any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender to make or maintain LIBO Rate Loans as contemplated by this Agreement: (1) the commitment of such Lender hereunder to make or to continue LIBO Rate Loans or to convert Prime Rate Loans to LIBO Rate Loans shall forthwith be canceled and (2) such Lender’s Percentage Share of Loans then outstanding as LIBO Rate Loans, if any, shall be converted automatically to Prime Rate Loans at the end of their respective Interest Periods or within such earlier period as may be required by law. In the event of a conversion of any LIBO Rate Loan prior to the end of its applicable Interest Period, the Company hereby agrees promptly to pay any Lender affected thereby, upon demand, the amounts required pursuant to Paragraph 5(h) below, it being agreed and understood that such conversion shall constitute a prepayment for all purposes hereof. The provisions hereof shall survive the termination of this Agreement and payment of all outstanding Loans, unrepaid L/C Drawings and all other Obligations.

5(f) Requirements of Law; Increased Costs. In the event that any applicable law, order, regulation, treaty or directive issued by any central bank or other governmental authority, agency or instrumentality or in the governmental or judicial interpretation or application thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) issued by any central bank or other governmental authority, agency or instrumentality:

(1) Does or shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Loan made or Letter of Credit issued hereunder, or change the basis of taxation of payments to such Lender of principal, fee, interest or any other amount payable hereunder (except for change in the rate of tax on the overall net income of such Lender);

(2) Does or shall impose, modify or hold applicable any reserve, capital requirement, special deposit, compulsory loan or similar requirements against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender which are not otherwise included in the determination of interest payable on the Obligations; or

(3) Does or shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making, renewing or maintaining any Loan, or issuing, renewing or maintaining any Letter of Credit, or to reduce any amount receivable in respect thereof or the rate of return on the capital of such Lender or any corporation controlling such Lender, then, in any such case, the Company shall promptly pay to such Lender, upon its written demand made through the Agent, any additional amounts necessary to compensate such Lender for such additional cost or reduced amounts receivable or rate of return as determined by such Lender with respect to this Agreement, or Loans made, or Letters of Credit issued hereunder. If a Lender becomes entitled to claim any additional amounts pursuant to this Paragraph 5(f), it shall promptly notify the Company of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence containing the calculation thereof in reasonable detail submitted by a Lender to the Company shall be conclusive in the absence of manifest error. The provisions hereof shall survive the termination of this Agreement and payment of all outstanding Loans, unrepaid L/C Drawings and all other Obligations.

5(g) Funding. Subject to the provisions of Paragraph 5(l) below, each Lender shall be entitled to fund all or any portion of the Loans in any manner it may determine in its sole discretion, including, without limitation, within the London inter-bank market and within the United States.

5(h) Prepayment Premium. In addition to all other payment obligations hereunder, in the event: (1) if any LIBO Rate Loan is prepaid prior to the last day of the applicable Interest Period, whether following the occurrence of an Event of Default or otherwise, or (2) the Company shall fail to continue or to make a conversion to a LIBO Rate Loan after the Company has given notice thereof as provided in Paragraph 5(c) above, then the Company shall immediately pay to the Lenders holding the Loans prepaid or not made, continued or converted, through the Agent, an additional premium sum compensating each Lender for losses, costs and expenses incurred by such Lender in connection with such prepayment or such failure to borrow, continue or convert. The Company acknowledges that such losses, costs and expenses are difficult to quantify and that, in the case of the prepayment of or failure to continue or convert to a LIBO Rate Loan, the following formula represents a fair and reasonable estimate of such losses, costs and expenses:

	[	Applicable LIBO		LIBO Rate	]
	[	Rate for Increment		for such	]
Amount	[	Being Prepaid or Not		Increment	]
Being	[	Converted (as quoted		for Days	]		Days Remaining in
Prepaid or x	[	on the first LIBOR	—	Remaining	]	x	Interest Period
Being Not	[	Business Day		in Interest	]
Converted	[	following Lenders’		Period	]
or	[	receipt of notice					360
Continued	[	thereof)

For purposes of calculating the current LIBO Rate for the days remaining in the Interest Period for the increment being prepaid or not converted or continued, such current LIBO Rate shall be an interest rate interpolated between LIBO Rates quoted for standard calendar periods for subsequent months’ maturities in accordance with normal conventions. A certificate as to any additional amounts payable pursuant to the foregoing sentence containing the calculation thereof in reasonable detail submitted by a Lender to the Company shall be conclusive in the absence of manifest error. The provisions hereof shall survive the termination of this Agreement and payment of all outstanding Loans and unrepaid L/C Drawings and all other Obligations.

5(i) Default Interest. At the option of the Agent on behalf of the Lenders, notwithstanding anything to the contrary contained herein, on any date that there shall have occurred and be continuing an Event of Default, any and all Obligations outstanding shall bear interest at a per annum rate equal to two percent (2%) in excess of the highest rate applicable to Loans then outstanding under this Agreement, or, if such Obligations do not otherwise bear interest, at a per annum rate equal to two percent (2%) in excess of the Prime Rate.

5(j) Fees. The Company shall pay the following fees:

(1) Letter of Credit Fees.

(i) To the Agent for the pro rata benefit of the Lenders in accordance with their respective Percentage Shares:

(x) On or before the date of issuance by the L/C Issuing Bank of a Letter of Credit which is in the nature of a standby (as opposed to commercial/documentary) letter of credit, a non-refundable issuance fee in an amount equal to the Applicable L/C Fee Percentage multiplied by the face amount of such Letter of Credit for the effective term of such Letter of Credit;

(y) With respect to each Letter of Credit which is in the nature of a commercial/documentary letter of credit, such reasonable and standard costs and charges relating to the issuance, presentation, amendment and processing as the L/C Issuing Bank may require; and

(z) Such renewal, increase and extension fees relating to any Letter of Credit as are customarily charged by the L/C Issuing Bank to its customers from time to time.

(ii) Directly to the L/C Issuing Bank, from time to time upon demand, such fees and charges, including, without limitation, miscellaneous charges and transfer fees, relating to the Letters of Credit as the L/C Issuing Bank customarily charges with respect to similar letters of credit issued by it.

(2) Agent’s Fee. To the Agent for its own account an agent’s fee in such amount and payable on such as may be agreed in writing by the Company and the Agent.

(3) Unused Fee. To the Agent for the pro rata benefit of the Lenders in accordance with their respective Percentage Shares, on the last Business Day of each calendar quarter and on the Revolving Loan Maturity Date, a non-usage fee for such calendar quarter (or portion thereof) in the amount set forth in a fee billing delivered by the Agent to the Company, which non-usage fee shall equal: (i) the average Aggregate Credit Limit in effect during such calendar quarter (or portion thereof), minus the daily average amount of Revolving Loans, Acquisition Loans and Outstanding Letters of Credit during such calendar quarter (or portion thereof) multiplied by (ii) the product of: (y) one eighth of one percent (0.125%), and (z) a fraction, the numerator of which is the number of days in the applicable calculation period and the denominator of which is 360.

5(k) Computations. All computations of interest and fees payable hereunder shall be based upon a year of three hundred and sixty (360) days for the actual number of days elapsed.

5(l) Multicurrency Provisions. Upon the request of the Company, and subject to Agent’s standard procedures regarding the funding of Loans in any Agreed Currency as well as the provisions of this Paragraph 5(l), the Lenders will fund Loans in any Agreed Currency so requested. Notwithstanding any provision of this Agreement to the contrary, with respect to Loans requested to be funded in an Agreed Currency:

(1) Each Loan Request for a Loan to be denominated in an Agreed Currency must be submitted to the Agent no less than three (3) Business Days prior to the requested funding date of such Loan.

(2) Each Loan to be funded in an Agreed Currency other than Dollars shall be funded at the Applicable LIBO Rate for such Loan.

(3) At no time shall Loans be outstanding hereunder in more than three (3) different Agreed Currencies.

(4) At the date of funding of any Loan in an Agreed Currency other than Dollars, the Equivalent Amount of such Loan at the funding date when added to the Equivalent Amount of all other outstanding Loans in an Agreed Currency other than Dollars shall not exceed $18,000,000.00.

(5) If at any date the aggregate Equivalent Amount of outstanding Loans denominated in Agreed Currencies other than Dollars exceeds $20,000,000, the Company shall immediately repay such Loans in an aggregate principal amount sufficient to eliminate any such excess.

(6) Each Loan requested to be funded in an Agreed Currency shall be in a minimum Approximate Equivalent Amount of $100,000 and in multiples of an Approximate Equivalent Amount of $100,000 if in excess thereof.

(7) Except in the Agent’s discretion, no Loan may be requested to be funded in an Agreed Currency if an Event of Default shall then exist. During the existence of an Event of Default, at the Agent’s election or upon the direction of the Majority Lenders, all or any part of any outstanding Loans denominated in any Agreed Currency shall be redenominated and converted into Loans made in Dollars.

(8) The Agent will determine the Dollar Amount of each such Loan pursuant to its customary procedures for funding loans made in such Agreed Currency and advise the Company and the Lenders as to such Dollar Amount prior to the requested funding date of such Loan. Each day upon or as of which the Agent so determines Dollar Amounts is hereinafter referred to as a “Computation Date” with respect to each Loan for which a Dollar Amount is determined on or as of such day.

(9) Each Loan shall be repaid and each payment of interest thereon shall be paid in the Agreed Currency in which such Loan was funded or, if such Loan was converted into another Agreed Currency, such other Agreed Currency. If specified by the Agent to the Company in writing, payments of any Loan funded in an Agreed Currency shall be paid at the Lending Installation so specified by the Agent. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received, such funds to be delivered, if requested by such Lender in a writing to the Agent, at such Lender’s specified Lending Installation.

(10) Notwithstanding anything herein to the contrary, if, after the making of any Loan in any Agreed Currency other than Dollars, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Loan was made (the “Original Currency”) no longer exists or the Company is not able to make payment to the Agent for the account of the Lenders in such Original Currency, then all payments to be made by the Company hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment and any conversion being determined at the then prevailing market rate, as determined by Agent in accordance with its customary practices) of such payment due, it being the intention of the parties hereto that the Company take all risks of the imposition of any such currency control or exchange regulations.

(11) If Agent shall have notified the Company and the Lenders that any currency has ceased being an Agreed Currency (in accordance with the definitions of the terms “Agreed Currency” and “Eligible Currency”) then promptly, but in any event within five (5) Business Days of receipt of such notice from the Agent, the Company shall repay all Loans in such affected currency or convert (at the then prevailing market rate, as determined by Agent in accordance with its customary practices) such Loans into Loans in Dollars or another Agreed Currency, subject to the other terms set forth in this Paragraph 5(l).

(12) If any Loan made (or to be made) would, but for the provisions of this Paragraph 5(l), be capable of being made in either the Euro or in a National Currency Unit, such Loan shall be made in the Euro.

(13) Each Lender will book its Loans at the appropriate Lending Installation listed on Annex 6 or such other Lending Installation designated by such Lender in accordance with this subparagraph (9). All terms of this Agreement shall apply to any such Lending Installation and the Loans issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Agent and the Company in accordance with Paragraph 14(f) below, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

(14) Notwithstanding the satisfaction of all conditions set forth in this Agreement regarding the funding of Loans, with respect to any Loan in any Agreed Currency other than Dollars, if there shall occur on or prior to the date of such Loan any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Agent or the Majority Lenders make it impracticable for such Loan to be denominated in the Agreed Currency specified by the Company, then the Agent shall forthwith give notice thereof to the Company and the Lenders, and such Loans shall not be denominated in such Agreed Currency but shall be made in Dollars, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Loan Request unless the Company notifies the Agent at least one Business Day before such date that (i) it elects not to borrow on such date or (ii) it elects to borrow on such date in a different Agreed Currency, as the case may be, in which the denomination of such Loans would in the opinion of the Agent and the Majority Lenders be practicable and in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Loan Request.

6. Miscellaneous Provisions.

6(a) Open Book Account. The obligation of the Company to repay the Loans and L/C Drawings shall be evidenced by notations on the books and records of the Agent and each Lender. The Agent shall deliver a statement of account to the Company and each Lender monthly setting forth the unpaid balance of Loans, L/C Drawings, and settlement prices outstanding hereunder. Such statement shall (absent clerical error) be deemed conclusively correct and accepted by the Company and the Lenders unless any of such Persons notifies the Agent to the contrary within thirty (30) Business Days following delivery of such statement. Upon any advance, conversion or prepayment with respect to any

Loan, each Lender is hereby authorized to record the date and amount of each such advance and conversion made by such Lender, or the date and amount of each such payment or prepayment of principal of the Loan made by such Lender, the applicable Interest Period (if any) and interest rate with respect thereto, on its books (or by any analogous method any Lender may elect consistent with its customary practices) and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded absent manifest error. The failure of the Agent or any Lender to make any such notation shall not affect in any manner or to any extent the Company’s Obligations hereunder.

6(b) Nature and Place of Payments. All payments made on account of the Obligations shall be made by the Company to the Agent for the account of the Lenders or the L/C Issuing Bank, as applicable, without setoff or counterclaim, in Dollars in immediately available same day funds, free and clear of and without deduction for any taxes, fees or other charges of any nature whatsoever imposed by any taxing authority and must be received by the Agent by 2:00 p.m. (Los Angeles time) on the day of payment, it being expressly agreed and understood that if a payment is received after 2:00 p.m. (Los Angeles time) by the Agent, such payment will be considered to have been made by the Company on the next succeeding Business Day and interest thereon shall be payable by the Company at the then applicable rate during such extension. All payments on account of the Obligations shall be made to the Agent through its Contact Office. If any payment required to be made by the Company hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the then applicable rate during such extension. The Agent is hereby irrevocably authorized by the Company to debit the general operating account of the Company, if any, maintained with the Agent for the full amount of monthly and periodic interest billings, fees and other Obligations payable hereunder; provided, however, that the failure of the Agent to so debit such account shall not in any manner or to any extent affect the obligation of the Company to pay such Obligations as provided herein and in the other Loan Documents.

6(c) Prepayments.

(1) The Company may prepay Prime Rate Loans in whole or in part at any time, it being acknowledged and agreed that LIBO Rate Loans may not be voluntarily prepaid prior to the last day of their applicable Interest Periods.

(2) Revolving Loans are subject to mandatory prepayment by the Company upon demand of the Agent on any date upon which the sum of: (i) the aggregate principal balance of Revolving Loans, plus (ii) the Dollar amount of all Outstanding Letters of Credit, plus (iii) the Dollar amount unrepaid L/C Drawings, plus (iv) the Dollar amount of Acquisition Loans outstanding exceeds the Revolving Facility Credit Limit.

(3) Acquisition Loans are subject to mandatory prepayment by the Company upon demand of the Agent on any date upon which the aggregate principal Dollar amount of Acquisition Loans exceeds the Acquisition Facility Credit Limit.

(4) Principal prepayments with respect to any Acquisition Loan on and after the ninetieth (90th) day following the funding date thereof shall be applied to remaining principal payments in inverse order of maturity.

(5) The Company shall pay in connection with any prepayment hereunder all interest accrued but unpaid on Loans to which such prepayment is applied, and all prepayment premiums, if any, on LIBO Rate Loans to which such prepayment is applied, concurrently with payment to the Agent of any principal amounts.

6(d) Allocation of Payments Received. Prior to the occurrence of an Event of Default and acceleration of the Obligations, all amounts received by the Agent on account of the Loans shall be applied against Loans in such order as the Company may direct in writing, subject to the requirement that disbursements to the Lenders shall be in accordance with their respective Percentage Shares. Such amounts shall be disbursed by the Agent to the Lenders pro rata in accordance with their respective Percentage Shares by wire transfer on the date of receipt if received by the Agent before 10:00 a.m. (Los Angeles time) or if received later, by 12:00 noon (Los Angeles time) on the next succeeding Business Day, without further interest payable by the Agent. Following the occurrence of an Event of Default and acceleration of the Obligations, all amounts received by the Agent on account of the Obligations shall be disbursed by the Agent as follows:

(1) First, to the payment of reasonable expenses incurred by the Agent in the performance of its duties and enforcement of its rights under the Loan Documents, including, without limitation, all costs and expenses of collection, attorneys’ fees, court costs and foreclosure expenses;

(2) Then, to the Lenders and to BOW with respect to the FX Obligations, pro rata in accordance with the amount of Obligations held by the Lenders and BOW with respect to the FX Obligations, until all outstanding Loans, unrepaid L/C Drawings, FX Obligations and interest accrued thereon have been paid in full, said amounts to be allocated first to interest and then, but only after all accrued interest has been paid in full, to principal of Loans, unrepaid L/C Drawings and FX Obligations;

(3) Then, to the Lenders on account of all other outstanding Obligations,

(4) Then, and if but only if there remain Outstanding any Letters of Credit or FX Transactions, to the Agent to hold as cash collateral for the obligation of the Company to reimburse future L/C Drawings and FX Obligations as the same may occur, until there are no further Outstanding Letters of Credit or FX Transactions, with the Agent hereby irrevocably authorized by the Company to debit from time to time the amounts so held and to apply the same on account of such L/C Drawings or FX Obligations, as applicable; and

(5) Then, to such Persons as may be legally entitled thereto.

6(e) Telephonic/Facsimile Communications. Any agreement of the Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be an authorized Person and the Agent and the Lenders shall not have any liability to the Company or other Person on account of any action taken or not taken by the Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Loans or any unpaid L/C Drawings shall not be affected in any way or to any extent by any failure by the Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Lenders of a confirmation which is at variance with the terms understood by the Agent and the Lenders to be contained in the telephonic or facsimile notice.

6(f) Rollover of Existing Obligations. There are currently outstanding under the Existing Credit Agreement those “Revolving Loans,” “Letters of Credit” and unrepaid “L/C Drawings” described on Annex 1 attached hereto. Effective as of the Effective Date, all “Revolving Loans,” “Letters of Credit” and unrepaid “L/C Drawings” outstanding under the Existing Credit Agreement shall automatically be deemed to be outstanding hereunder, in each case for all purposes of this Agreement and the other Loan Documents, including, without limitation, the determination of availability of Revolving Loans, Letters of Credit and Acquisition Loans on and after the Effective Date.

7. Security and Additional Credit Support.

7(a) Collateral Security. As collateral security for the Obligations, the Company has previously executed and delivered to the Agent for the benefit of the Lenders: (1) that certain Security Agreement dated December 1, 2003 (as previously amended, extended or replaced, the “Existing Security Agreement”) pursuant to which the Company has granted to the Agent for the benefit of the Lenders a perfected security interest in the Collateral of the Company with a priority acceptable to the Agent, and (2) UCC-1 financing statements, notices to and consents of third parties, landlord and mortgagee waivers the property access agreements and such additional and supplemental security agreements, including, without limitation, supplemental security agreements covering Collateral consisting of federally registered trademarks, copyrights and patents for filing with the Patent and Trademark Office or the U.S. Copyright Office, as the Agent has previously required (the “Existing Additional Company Collateral Documents”). On or before the Effective Date the Company shall execute and deliver, or cause to be executed to the Agent, for the benefit of the Lenders, an amendment and reaffirmation of the Existing Security Agreement, in the form of that attached hereto as Exhibit A (the “Reaffirmation of Security Agreement”) accompanied by such Stock certificates and Stock powers as are referenced therein not previously delivered to the Agent and which are required to be delivered pursuant to the Security Agreement as amended and reaffirmed by the Reaffirmation of Security Agreement.

7(b) Existing Guarantors: Guaranties; Guarantor Security Agreements. As additional credit and collateral support for the Obligations, each of the Existing Guarantors have each executed and delivered to the Agent for the benefit of the Lenders: (1) a credit guaranty (each as previously amended, extended or replaced, an “Existing Guaranty”), (2) a guarantor security agreement (each as previously amended, extended or replaced, an “Existing Guarantor Security Agreement”) pursuant to which such Existing Guarantor has granted to the Agent for the benefit of the Lenders a perfected security interest in the Collateral of such Existing Guarantor with a priority acceptable to the Agent, and (3) UCC-1 financing statements, notices to and consents of third parties, landlord and mortgagee waivers the property access agreements and such additional and supplemental security agreements as the Agent has previously required (the “Existing Additional Guarantor Collateral Documents”). On or before the Effective Date, the Company shall cause to be executed and delivered to the Agent for the benefit of the Lenders from each of the Existing Guarantors an amendment and master reaffirmation of the Existing Guaranties and the Existing Guarantor Security Agreements in the form of that attached hereto as Exhibit B (the “Master Reaffirmation of Guaranties and Guarantor Security Agreements”) along with such Stock certificates and Stock powers as are referenced therein not previously delivered to the Agent and which are required to be delivered pursuant to the Existing Guarantor Security Agreements as amended and reaffirmed by the Master Reaffirmation of Guaranties and Guarantor Security Agreements.

7(c) INTENTIONALLY OMITTED

7(d) Additional Documents. The Company agrees to execute and deliver and to cause to be executed and delivered to the Agent on behalf of the Lenders from time to time:

(1) From each Domestic Subsidiary of the Company organized or acquired following the Effective Date, a guaranty substantially in the form of the Existing Guaranties, a security agreement substantially in the form of the Guarantor Security Agreement, and UCC financing statements, such documents to be delivered immediately upon the formation or acquisition of such Subsidiary, accompanied by Stock certificates, Stock powers and other documents, instruments and agreements required thereunder;

(2) INTENTIONALLY OMITTED

(3) From each Lender with which the Company or any Guarantor Subsidiary maintains deposits, including, without limitation, future Lenders hereunder, an account control agreement in form and substance acceptable to the Agent (each, a “Lender Account Control Agreement”);

(4) From the Company and each Domestic Subsidiary, the Stock certificates and Stock transfer powers therefor of each Material Foreign Subsidiary which becomes such following the Effective Date required to be delivered pursuant to the Security Agreement or the Guarantor Security Agreements, as applicable; and

(5) From the Company and the Subsidiaries of the Company and such Persons as the Agent may request, such confirmatory or supplementary security agreements, financing statements, account control agreements, consents and acknowledgements of third parties, intercreditor agreements and such other documents, instruments or agreements as the Agent may reasonably request, which are in the Agent’s judgment necessary or desirable to obtain for the Agent on behalf of the Lenders, the benefit of the Collateral and the Loan Documents (the “Supplemental Collateral Documents”).

8. Conditions to Credit Events.

8(a) First Credit Event. As conditions precedent to the first Credit Event hereunder:

(1) The Company shall have delivered or shall have had delivered to the Agent, in form and substance satisfactory to the Agent and its counsel, each of the following (with sufficient copies for each of the Lenders) and duly executed and certified as required:

(i) This Agreement;

(ii) The Reaffirmation of Security Agreement;

(iii) The Master Reaffirmation of Guaranties and Guarantor Security Agreements duly executed by each of the Existing Guarantors;

(iv) INTENTIONALLY OMITTED

(v) Such Supplemental Collateral Documents as may be requested of the Company and the Existing Guarantors by the Agent;

(vi) Such UCC searches showing the filing and priority of all UCC filings made on behalf of the Agent for the benefit of the Lenders in connection with the Existing Credit Agreement subject only to the security interests in and liens acceptable to the Agent in its sole and absolute discretion;

(vii) Certified copies of resolutions of the Board of Directors of the Company, each of the Existing Guarantors and each of the Existing Foreign Subsidiaries approving the execution and delivery of the Loan Documents to which such Person is party, the performance of the Obligations and the consummation of the transactions contemplated by the Loan Documents;

(viii) A certificate of the Secretary or an Assistant Secretary of the Company, each of the Existing Guarantors and each of the Existing Foreign Subsidiaries certifying the names and true signatures of the officers of such Person authorized to execute and deliver the Loan Documents to which such Person is party;

(ix) Certificates of good standing as of a recent date for the Company and each of the Guarantors from the Secretaries of State of California and each State in which such Person is incorporated or does business;

(x) A certificate of a Responsible Financial Officer of the Company in the form of that attached hereto as Exhibit D dated as of the Effective Date;

(xi) Such opinions of counsel to the Company and the Guarantors as the Agent may request; and

(xii) Such Stock certificates and Stock powers not previously delivered to the Agent as are required pursuant to the Existing Security Agreement, as amended and reaffirmed by the Reaffirmation of Security Agreement, and the Existing Guaranties, as amended and reaffirmed by the Master Reaffirmation of Guaranties and Guarantor Security Agreements.

(2) All acts and conditions (including, without limitation, the obtaining of any necessary regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened precedent to the execution, delivery and performance of the Loan Documents and to constitute the same legal, valid and binding obligations, enforceable in accordance with their respective terms, shall have been done and performed and shall have happened in due and strict compliance with all applicable laws.

(3) All documentation, including, without limitation, documentation for corporate and legal proceedings in connection with the transactions contemplated by the Loan Documents shall be satisfactory in form and substance to the Agent and its counsel.

If the Effective Date shall not have occurred and the first Credit Event consummated on or before May 27, 2005 as a result of the failure of the conditions precedent thereto set forth above to have been met to the satisfaction of the Agent or otherwise, then this Credit Agreement and any right of the Company to receive credit hereunder shall automatically terminate and be of no further force or effect and the Agent and the Lenders shall be entitled to exercise all rights, powers and remedies available to them under the Existing Credit Agreement. Notwithstanding the foregoing, it is expressly acknowledged and agreed by the Agent and the Lenders that certain of the documents, instruments and agreements required to be delivered on the Effective Date pursuant to this Paragraph 8(a) may be delivered on or before May 27, 2005 as provided more particularly in Paragraph 10(m) below and that provided all other conditions precedent set forth in this Paragraph 8 shall be satisfied, the Effective Date shall be deemed to have occurred.

8(b) All Credit Events. As conditions precedent to each Lender’s obligation to make any Loan, including the first Loan and including the conversion of any Loan to another type of Loan or the continuation of any LIBO Rate Loan after the end of its applicable Interest Period, or of the L/C Issuing Bank to issue, amend, renew or extend any Letter of Credit, at and as of the date of such action:

(1) There shall have been delivered to the Agent a Loan Request or a Letter of Credit Application and any required L/C Documents, as applicable;

(2) If the requested Loan is an Acquisition Loan, the Agent shall have received timely all documents, instruments, agreements and information required to be provided in connection with a Permitted Acquisition accompanied by evidence satisfactory to the Agent that the proceeds of such Acquisition Loan will be utilized to consummate the subject Permitted Acquisition concurrently with the funding thereof;

(3) The representations and warranties contained in the Loan Documents shall be accurate and complete in all material respects as if made on and as of the date of such advance, conversion, continuance or issuance or, with respect to any representation made as of a specific date, shall have been accurate and complete as of such date;

(4) There shall not have occurred an Event of Default or Potential Default; and

(5) After giving effect to such Credit Event the Company shall be in compliance with the limitations of Paragraphs 1(a), 2(a), 3(a) and 4(a) above.

By delivering a Loan Request or Letter of Credit Application hereunder, the Company shall be deemed to have represented and warranted the accuracy and completeness of the statements set forth in subparagraphs (b)(2) through (b)(4) above, as applicable.

9. Representations and Warranties of the Company. As an inducement to the Agent and each Lender to enter into this Agreement, the Company represents and warrants to the Agent and each Lender that:

9(a) Financial Condition. The financial statements, dated the Statement Date and the Interim Date, copies of which have heretofore been furnished to each Lender by the Agent, are complete and correct and present fairly in accordance with GAAP the financial condition of the Company and its consolidated Subsidiaries at such dates and the consolidated and consolidating results of their operations and changes in financial position for the fiscal periods then ended.

9(b) No Change. Since the Statement Date no Material Adverse Effect has occurred. Except as expressly disclosed in writing to the Agent and the Lenders prior to the Effective Date, from the Statement Date through the Effective Date, neither the Company nor any of its Subsidiaries has entered into, incurred or assumed any material long-term debt, mortgages, leases or oral or written commitments, nor commenced any significant project, nor made any purchase or acquisition of any significant property.

9(c) Legal Existence; Compliance with Law. The Company and each of its Subsidiaries: (1) is duly organized, validly existing and in good standing as a corporation or other legal entity under the laws of the jurisdiction of its organization and is qualified to do business in each jurisdiction where its ownership of property or conduct of business requires such qualification and where failure to qualify is reasonably likely to have a Material Adverse Effect, (2) has the corporate or other power and authority and the legal right to own and operate its property and to conduct business in the manner in which it does and proposes so to do, and (3) is in compliance with all Requirements of Law and Contractual Obligations, the failure to comply with which could have a Material Adverse Effect.

9(d) Power; Authorization; Enforceable Obligations. The Company and each of its Subsidiaries has the corporate power and authority and the legal right to execute, deliver and perform the Loan Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of such Loan Documents. The Loan Documents to which the Company and each of its Subsidiaries is party have been duly executed and delivered on behalf of such Person and constitute legal, valid and binding obligations of such Person enforceable against such Person in accordance with their respective terms, subject to the effect of applicable bankruptcy and other similar laws affecting the rights of creditors generally and the effect of equitable principles whether applied in an action at law or a suit in equity.

9(e) No Legal Bar. The execution, delivery and performance of the Loan Documents to which the Company or any of its Subsidiaries is party, the borrowing hereunder and the use of the proceeds thereof, will not violate any Requirement of Law or any Contractual Obligation of the Company or any of its Subsidiaries the violation of which could have a Material Adverse Effect or create or result in the creation of any Lien on any assets of the Company or any of its Subsidiaries (other than any Lien created by the Security Documents).

9(f) No Material Litigation. Except as disclosed on Schedule 9(f) attached hereto, no litigation, investigation or proceeding of or before any arbitrator, court or Governmental Authority is pending or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries or against any of such parties’ properties or revenues which is likely to be adversely determined and which, if adversely determined, is likely to have a Material Adverse Effect.

9(g) Taxes. The Company and each of its Subsidiaries have filed or caused to be filed all tax returns that are required to be filed and have paid all taxes shown to be due and payable on said returns or on any assessments made against them or any of their property other than taxes which are being contested in good faith by appropriate proceedings and as to which the Company or applicable Subsidiary has established adequate reserves in conformity with GAAP.

9(h) Investment Company Act. The Company is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

9(i) Subsidiaries. Attached hereto as Schedule 9(i) is an accurate and complete list of the Company’s direct and indirect Subsidiaries (whether constituting Domestic Subsidiaries or Foreign Subsidiaries), their respective jurisdictions of incorporation and the percentage of their capital stock owned by the Company or other Subsidiaries or Affiliates of the Company. All of the issued and outstanding shares of capital stock or other equity interests of such Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

9(j) Federal Reserve Board Regulations. Neither the Company nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of such terms under Regulation U. No part of the proceeds of any Loan will be used for “purchasing” or “carrying” “margin stock” as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of the Regulations of the Board of Governors of the Federal Reserve System.

9(k) ERISA. The Company and each of its Subsidiaries are in compliance in all respects with the requirements of ERISA and no Reportable Event has occurred under any Plan maintained by the Company or any of its Subsidiaries which is likely to result in the termination of such Plan for purposes of Title IV of ERISA.

9(l) Assets. The Company and each of its Subsidiaries has good and marketable title to all property and assets reflected in the financial statements dated the Statement Date referred to in Paragraph 9(a) above, except property and assets sold or otherwise disposed of in compliance with Paragraph 11(g) below subsequent to the Statement Date. Neither the Company nor any of its Subsidiaries has outstanding Liens on any of its properties or assets nor are there any security agreements to which the Company or any of its Subsidiaries is a party, or title retention agreements, whether in the form of leases or otherwise, of any personal property except as reflected in the financial statements referred to in Paragraph 9(a) above or as permitted under Paragraph 11(a) below.

9(m) Securities Acts. The Company has not issued any unregistered securities in violation of the registration requirements of Section 5 of the Securities Act of 1933, as amended, or any other law, and is not violating any rule, regulation or requirement under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended. The Company is not required to qualify an indenture under the Trust Indenture Act of 1939, as amended, in connection with its execution and delivery of the Loan Documents.

9(n) Consents, Etc. No consent, approval, authorization of, or registration, declaration or filing with any Governmental Authority or any other Person is required on the part of the Company or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents or the performance of or compliance with the terms, provisions and conditions hereof or thereof other than such as have been obtained prior to the Effective Date.

9(o) Copyrights, Patents, Trademarks and Licenses, etc. The Company owns or is licensed or otherwise has the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of its business, without conflict with the rights of any other Person. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 9(f) hereto, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Company, threatened, and, to the knowledge of the Company, no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or proposed, which, in either case, could, reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 9(o) hereto are all federally registered patents, trademarks and copyrights owned by the Company and each of its Subsidiaries at the Effective Date.

9(p) Hazardous Materials. To the best of its knowledge, the operations of the Company and its Subsidiaries comply substantially, and during the term of this Agreement will at all times comply substantially, in all respects with all applicable Environmental Laws; the Company and each of its Subsidiaries has obtained licenses, permits, authorizations and registrations required under applicable Environmental Law (“Environmental Permits”) and necessary for its ordinary operations, all such Environmental Permits are in good standing, and the Company and each of its Subsidiaries is in compliance with all material terms and conditions of such Environmental Permits; neither the Company, any of its Subsidiaries nor any of their respective present properties or operations are subject to any outstanding written order from or agreement with any Governmental Authority nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material not previously disclosed; there are no Hazardous Materials or other conditions or circumstances existing, or arising from operations prior to the date of this Agreement, with respect to any property of the Company or any of its Subsidiaries that would reasonably be expected to give rise to Environmental Claims; provided, however, that with respect to property leased from an unrelated third party, the foregoing representation is made to the best knowledge of the Company. In addition, to the best of its knowledge: (1) neither the Company nor any of its Subsidiaries has or maintains any underground storage tanks which are not properly registered or permitted under applicable Environmental Laws or which are leaking or disposing of Hazardous Materials off-site, and (2) the Company and each of its Subsidiaries has notified all of its employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under Title III of CERCLA and all other applicable Environmental Laws.

9(q) Regulated Entities. Neither the Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

9(r) Foreign Asset Control Regulations, Etc. Neither the borrowings hereunder nor the use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or the Anti-Terrorism Order or any enabling legislation or executive order relating to any of the same. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries: (1) is or will become a blocked person described in Section 1 of Anti-Terrorism Order, or (2) engages or will engage in any dealings or transactions or be otherwise associated with any such blocked person.

10. Affirmative Covenants. The Company hereby covenants and agrees with the Agent and each Lender that, as long as any Obligations remain unpaid, any Letter of Credit is Outstanding, any Lender has any obligation to make Loans or the L/C Issuing Bank has any obligation to issue Letters of Credit, the Company shall:

10(a) Financial Statements and Reports. Furnish or cause to be furnished to the Agent and to each of the Lenders directly:

(1) Within one hundred five (105) days after the last day of each fiscal year of the Company, audited consolidated and consolidating statements of income and statements of changes in financial position for such year and balance sheets as of the end of such year presented fairly in accordance with GAAP and accompanied by an unqualified opinion of a nationally recognized firm of independent certified public accountants reasonably acceptable to the Agent;

(2) Within fifty (50) days after the last day of each calendar quarter, Company-prepared statements of income and changes in financial position of the Company on a consolidated and consolidating basis for such quarter and balance sheets as of the end of such quarter presented fairly in accordance with GAAP; and

(3) Concurrently with the delivery of each of the financial statements delivered pursuant to subparagraphs (1) and (2) above: (i) a certificate of a Responsible Financial Officer of the Company, stating that such financial statements are presented fairly in accordance with GAAP, confirming as of the last day of such fiscal period the continuing accuracy and completeness of all representations and warranties of the Company set forth in the Loan Documents or, with respect to any representation and warranty made as of a specific date, the accuracy and completeness as of such date, and that there does not exist a Potential Default or an Event of Default hereunder, (ii) a Compliance Certificate dated as of the date of such financial statements, and (iii) a certificate listing all Material Foreign Subsidiaries of the Company and specifically identifying any Foreign Subsidiaries on such schedule which have become Material Foreign Subsidiaries since the date of the most recent certificate delivered hereunder.

10(b) Other Information. Promptly furnish or cause to be furnished to the Agent (with the Agent providing the same to each of the Lenders) such additional financial and other information, including, without limitation, financial statements of the Company and the Guarantors as the Agent or any Lender (through the Agent) may from time to time reasonably request, including, without limitation, such information as is necessary to enable any Lender to participate out any of its interests in the Loans and other Obligations hereunder or to enable other financial institutions to become signatories hereto.

10(c) Payment of Indebtedness. Itself, and shall cause each of its Subsidiaries to, pay, discharge or otherwise satisfy at or before maturity or before it becomes delinquent, defaulted or accelerated, as the case may be, all its Indebtedness (including taxes), except: (1) Indebtedness being contested in good faith and for which provision is made to the satisfaction of the Agent for the payment thereof in the event the Company or such Subsidiary is found to be obligated to pay such Indebtedness and which Indebtedness is thereupon promptly paid by the Company or such Subsidiary, and (2) Subordinated Debt not permitted to be paid pursuant to the terms of any applicable subordination agreement.

10(d) Maintenance of Existence and Properties. Itself, and shall cause each of its Subsidiaries to, maintain its corporate or other such existence as a legal entity and maintain all rights, privileges, licenses, approvals, franchises, properties and assets necessary or desirable in the normal conduct of its business, and comply with all Contractual Obligations and Requirements of Law the failure to comply with which could have a Material Adverse Effect on the business, operations, assets or financial or other condition of the Company or the Company and its Subsidiaries taken as a whole.

10(e) Inspection of Property; Books and Records; Discussions. Itself, and shall cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law the failure to comply with which could have a Material Adverse Effect on the business, operations, assets or financial or other condition of the Company or the Company and its Subsidiaries taken as a whole shall be made of all dealings and transactions in relation to its business and activities, and permit representatives of the Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired by the Agent or any Lender and to discuss the business, operations, properties and financial and other condition of the Company and any of its Subsidiaries with officers and employees of such parties, and with their independent certified public accountants.

10(f) Notices. Promptly give written notice to the Agent (with the Agent providing the same to each of the Lenders) of:

(1) The occurrence of any Potential Default or Event of Default;

(2) Any litigation or proceeding in which the Company or any its Subsidiaries is the defendant or in which the Company or any its Subsidiaries is otherwise at financial risk involving amounts in excess of $250,000.00 in the aggregate; and

(3) Any other event constituting a material adverse change in the business, operations, property or financial or other condition of the Company or the Company and its Subsidiaries taken as a whole.

10(g) Expenses. Pay all reasonable out-of-pocket expenses (including fees and disbursements of counsel): (1) of the Agent incident to the preparation, negotiation and administration of the Loan Documents and the protection of the rights of the Lenders and the Agent under the Loan Documents, and (2) of the Agent and, following the occurrence of an Event of Default, each of the Lenders incident to the enforcement of payment of the Obligations, whether by judicial proceedings or otherwise, including, without limitation, in connection with bankruptcy, insolvency, liquidation, reorganization, moratorium or other similar proceedings involving the Company or a “workout” of the Obligations. The obligations of the Company under this Paragraph 10(g) shall be effective and enforceable whether or not any Loan is funded or any Letter of Credit is issued or hereunder and shall survive payment of all other Obligations.

10(h) Loan Documents. Comply with and observe all terms and conditions of the Loan Documents.

10(i) Insurance. Obtain and maintain insurance with responsible companies in such amounts and against such risks as are usually carried by corporations engaged in similar businesses similarly situated, and furnish any of the Lenders on request (made through the Agent) full information as to all such insurance.

10(j) Hazardous Materials. Itself, and shall cause each of its Subsidiaries to:

(1) Conduct its operations and keep and maintain all its Properties in compliance with all applicable Environmental Laws.

(2) Give prompt written notice to the Agent, but in no event later than ten days after becoming aware thereof, of the following: (i) any enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Company or any of its Affiliates or any of their respective properties pursuant to any applicable Environmental Laws, (ii) all other Environmental

Claims, and (iii) any environmental or similar condition on any real property adjoining or in the vicinity of the property of the Company or its Affiliates that could reasonably be anticipated to cause such property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Laws.

(3) Upon the written request of the Agent, submit to the Agent, at the Company’s sole cost and expense, at reasonable intervals, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice required pursuant to this section.

(4) At all times indemnify and hold harmless the Agent and the Lenders from and against all liability arising out of any Environmental Claims, except those Environmental Claims caused as a primary and direct result of the gross negligence or willful misconduct of the Agent or any of the Lenders.

10(k) ERISA. Furnish to the Agent:

(1) Promptly and in any event within thirty (30) days after the Company knows or has reason to know of the occurrence of a Reportable Event with respect to a Plan with regard to which notice must be provided to the PBGC, a copy of such materials required to be filed with the PBGC with respect to such Reportable Event and in each such case a statement of a Responsible Financial Officer of the Company setting forth details as to such Reportable Event and the action which the Company proposes to take with respect thereto;

(2) Promptly and in any event within thirty (30) days after the Company knows or has reason to know of any condition existing with respect to a Plan which presents a material risk of termination of the Plan, imposition of an excise tax, requirement to provide security to the Plan or incurrence of other liability by the Company or any ERISA Affiliate, a statement of a Responsible Financial Officer of the Company describing such condition;

(3) At least ten (10) days prior to the filing by an plan administrator of a Plan of a notice of intent to terminate such Plan, a copy of such notice;

(4) Promptly and in no event more than thirty (30) days after the filing thereof with the Secretary of the Treasury, a copy of any application by the Company or an ERISA Affiliate for a waiver of the minimum funding standard under Section 412 of the Code;

(5) Promptly and in any event within thirty (30) days after the Company knows or has reason to know of any event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, a statement of a Responsible Financial Officer of the Company describing such event or condition;

(6) Promptly and in no event more than thirty (30) days after receipt thereof by the Company or any ERISA Affiliate, a copy of each notice received by the Company or an ERISA Affiliate concerning the imposition of any withdrawal liability under section 4202 of ERISA; and

(7) Promptly after receipt thereof a copy of any notice the Company or any ERISA Affiliate may receive from the PBGC or the Internal Revenue Service with respect to any Plan or Multiemployer Plan; provided, however, that this subparagraph (7) shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service.

10(l) Compliance with Laws. Itself, and shall cause each of its Subsidiaries to, comply, in all material respects with all Requirements of Law and Contractual Obligations the failure to comply with which could have a Material Adverse Effect on the business, operations, assets or financial or other condition of the Company or the Company and its consolidated Subsidiaries taken as a whole.

11. Negative Covenants. The Company hereby covenants and agrees with the Agent and each Lender that, as long as any Obligations remain unpaid, any Letter of Credit is Outstanding, any Lender has any obligation to make Loans or the L/C Issuing Bank has any obligation to issue Letters of Credit, the Company shall not, directly or indirectly:

11(a) Liens. And shall not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property and assets except:

(1) Liens or charges for current taxes, assessments or other governmental charges which are not delinquent or which remain payable without penalty, or the validity of which are contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof, provided the Company or such Subsidiary, as applicable, shall have set aside on its books and shall maintain adequate reserves for the payment of same in conformity with GAAP;

(2) Liens, deposits or pledges made to secure statutory obligations, surety or appeal bonds, or bonds to obtain, or to obtain the release of, attachments, writs of garnishment or for stay of execution, or to secure the performance of bids, tenders, contracts (other than for the payment of borrowed money), leases or for purposes of like general nature in the ordinary course of the business of the Company or such Subsidiary;

(3) Purchase money security interests for property hereafter acquired, conditional sale agreements, or other title retention agreements, with respect to property hereafter acquired; provided, however, that no such security interest or agreement shall extend to any property other than the property acquired;

(4) Statutory Liens of landlord’s, carriers, warehousemen, mechanics, materialmen and other similar Liens imposed by law and created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in conformity with GAAP;

(5) Attachment and judgment Liens not otherwise constituting an Event of Default any of which Liens are in existence less than thirty (30) days after the entry thereof or with respect to which execution has been stayed, payment is covered in full by insurance, or the Company or such Subsidiary shall in good faith be prosecuting an appeal or proceedings for review and shall have set aside on its books such reserves as may be required by GAAP with respect to such judgment or award; and

(6) Liens securing Indebtedness permitted to be incurred as secured Indebtedness pursuant to subparagraphs (5), (6) and (7) of Paragraph 11(b) below; provided, however, that in no event shall any such Liens affect the Collateral or any portion thereof and, provided further, that in no event shall any Liens be permitted on the outstanding capital stock or other equity interests in any of the Foreign Subsidiaries other than in favor of the Agent for the benefit of the Lenders.

11(b) Indebtedness. And shall not permit any Subsidiary to, create, incur, assume or suffer to exist, or otherwise become or be liable in respect of any Indebtedness except:

(1) The Obligations;

(2) Indebtedness reflected in the financial statements referred to in Paragraph 9(a) above;

(3) Trade debt incurred in the ordinary course of business;

(4) Indebtedness secured by Liens permitted under Paragraph 11(a) (other than subparagraph (6) thereof) above;

(5) Secured and unsecured Indebtedness of the Company and its Domestic Subsidiaries in amount not to exceed $10,000,000.00 in the aggregate incurred during the course of any single fiscal year of the Company;

(6) Secured and unsecured Indebtedness of Foreign Subsidiaries of the Company incurred in the ordinary course of business; provided, however, that in no event shall secured and unsecured Debt of Foreign Subsidiaries of the Company at any date be in an amount which, when added (without duplication) to liabilities of Foreign Subsidiaries of the Company relating to Debt outstanding pursuant to subparagraph (7) below, exceed $45,000,000.00 in Equivalent Amount of Dollars outstanding at any date;

(7) Secured and unsecured Indebtedness of Foreign Subsidiaries of the Company in the nature of guaranties and other contingent and recourse obligations of Indebtedness of other Foreign Subsidiaries permitted pursuant to subparagraph 6 above; provided, however, that in no event shall guaranties and other contingent and recourse obligations of Debt of other Foreign Subsidiaries of the Company at any date be in an amount which, when added (without duplication) to Debt of Foreign Subsidiaries of the Company outstanding pursuant to subparagraph (6) above, exceed $45,000,000.00 in Equivalent Amount of Dollars outstanding at any date; and

(8) Unsecured Indebtedness in the nature of guaranties and other contingent recourse obligations of the Company and its Domestic Subsidiaries relating to Indebtedness permitted pursuant to subparagraph (6) above; provided, that the contingent obligations of the Company and its Domestic Subsidiaries thereunder shall not exceed $5,000,000.00 in the aggregate at any date.

11(c) Merger, Etc. And shall not permit any Subsidiary to, dissolve, merge or consolidate with any Person or permit any Person to merger into it, except that:

(1) Any Subsidiary of the Company may merge into or consolidate with the Company so long as the surviving Person is the Company;

(2) Any Domestic Subsidiary of the Company may merge into or consolidate with another Domestic Subsidiary of the Company, so long as the surviving Person is a wholly-owned Domestic Subsidiary of the Company; and

(3) Any Foreign Subsidiary of the Company may merge into or consolidate with another Foreign Subsidiary of the Company, so long as the surviving Person is a wholly-owned Foreign Subsidiary of the Company;

provided, however, that as a condition precedent to any transaction set forth in subparagraphs (1) through (3) above, the Company shall have delivered in writing to the Agent evidence satisfactory to the Agent, including, without limitation, pro forma financial projections in form and detail satisfactory to the Agent, that both before and immediately after giving effect to such transaction there shall not exist any Event of Default or Potential Default.

11(d) Acquisitions. And shall not permit any Subsidiary to, purchase or acquire or incur liability for the purchase or acquisition of any or all of the assets or business of any Person other than Permitted Acquisitions

11(e) Payment of Dividends. Declare or pay any dividends upon its shares of stock now or hereafter outstanding or make any distribution of assets to its stockholders as such, whether in cash, property or securities.

11(f) Purchase or Retirement of Stock. Acquire, purchase, redeem or retire any shares of its capital stock now or hereafter outstanding unless at the date thereof there does not exist an Event of Default or Potential Default and the aggregate value of shares of the capital stock of the Company acquired, purchased, redeemed, or retired by the Company during the then current fiscal year is not in excess of $15,000,000.00.

11(g) Sale of Assets. And shall not permit any Subsidiary to, sell, lease, assign, transfer or otherwise dispose of any of its assets (other than obsolete or worn out property), whether now owned or hereafter acquired and whether in connection with the transfer, spin off or restructure of a portion of the business of such Person or otherwise, other than:

(1) Sales of inventory in the ordinary course of business as presently conducted and at fair market value;

(2) Transfers of assets of Foreign Subsidiaries to the Company and its Domestic Subsidiaries; and

(3) Other transfers of assets by the Company or any of its Domestic Subsidiaries to Foreign Subsidiaries of the Company (other than assets consisting of accounts receivable or other rights to the payment of money which may in no event be sold, assigned or transferred to Foreign Subsidiaries) so long as: (i) no Potential Default or Event of Default exists at the time of such transfer or would occur after giving effect to such transfer and (ii) all such transfers made after the Effective Date do not, in the aggregate, involve: (y) tangible and intangible assets having a net book value in excess of twenty five percent (25%) of the net book value of all tangible and intangible assets of the Company and the Domestic Subsidiaries at and as of December 31, 2004, or (z) tangible assets having net book value in excess of fifteen percent (15%) of the net book value of all tangible assets of the Company and the Domestic Subsidiaries at and as of December 31, 2004, in each case as determined by the Agent in its reasonable business judgment with reference to the consolidating financial statements of the Company and the Domestic Subsidiaries dated as of such date.

11(h) Relocation of Assets. And shall not permit any of its Domestic Subsidiaries to change the physical location of any of its assets to a jurisdiction outside of the United States of America without prior notice to the Agent and the consent of the Agent, such consent not to be unreasonably withheld or delayed.

11(i) Financial Covenants.

(1) Permit the Company’s consolidated Effective Tangible Net Worth, as of the end of each fiscal quarter of the Company beginning with the fiscal quarter ending December 31, 2004, to be less than the sum of (i) $135,000,000.00 plus (ii) 75% of the Company’s consolidated net profit after taxes, determined in accordance with GAAP (if positive and with no reduction in the event of loss), for the fiscal quarter ending December 31, 2004 and, thereafter, for each fiscal quarter thereafter.

(2) Permit, when measured as of the end of any fiscal quarter, the Company’s Leverage Ratio, to be greater than 2.50:1.00.

(3) Permit, when measured as of any date, the Company’s ratio of consolidated current assets to consolidated current liabilities, determined in accordance with GAAP, to be less than 1.25:1.00.

(4) Permit, when measured as of the end of any fiscal quarter, the Company’s consolidated net profit after taxes for such fiscal quarter determined in accordance with GAAP, to be less than $1.00.

(5) Permit, when measured as of the end of any fiscal quarter, the ratio of:

(i) The sum of: (y) Adjusted EBITDA minus (z) consolidated Capital Expenditures (other than Capital Expenditures financed through the incurrence of Indebtedness) for such fiscal quarter and the immediately preceding three fiscal quarters, to

(ii) The sum of the Company’s consolidated (w) cash interest expense (determined in accordance with GAAP) for such fiscal quarter and the immediately preceding three fiscal quarters minus cash interest income for such fiscal quarter and the immediately preceding three fiscal quarters, plus (x) net cash tax expense (determined in accordance with GAAP) for such fiscal quarter and the immediately preceding three fiscal quarters, plus (y) current portion of long term debt (determined in accordance with GAAP) for such fiscal quarter, plus (z) the current portion of capitalized lease obligations (determined in accordance with GAAP) for such fiscal quarter,

to be less than: (A) 1.25:1.00 for any fiscal quarter ending on or prior to March 31, 2006 and (B) 1.50:1.00 for any fiscal quarter ending on or after June 30, 2006.

11(j) Investments and Loans. And shall not permit any Subsidiary to, following the Effective Date, make or commit to make any advance, loan or extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or make any other investment in, any Person, except Permitted Investments.

11(k) Change in Business. And shall not permit any Subsidiaries to, make any change in the principal nature of their respective businesses.

11(l) Transactions with Affiliates. And shall not permit any Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person.

12. Events of Default. Upon the occurrence of any of the following events (an “Event of Default”):

12(a) The Company shall fail to pay any principal on the Loans, any L/C Drawing, or pay any Obligations in connection with any FX Transaction on the date when due, or fail to pay within five days of the date when due any other Obligation under the Loan Documents; or

12(b) Any representation or warranty made by the Company in any Loan Document shall be inaccurate or incomplete in any material respect on or as of the date made; or

12(c) The Company shall fail to maintain its corporate existence or shall default in the observance or performance of any covenant or agreement contained in Paragraph 11 above; or

12(d) The Company shall fail to observe or perform any other term or provision contained in the Loan Documents and such failure shall continue for thirty (30) days; or

12(e) (1) The Company or any of its Subsidiaries shall default in any payment of principal of or interest on any Indebtedness (other than the Obligations), or (2) any Person shall default in the payment of any Indebtedness upon which the Company or any of its Subsidiaries is contingently liable, or (3) any other event shall occur, the effect of which is to permit such Indebtedness to be declared or otherwise to become due prior to its stated maturity; or

12(f) (1) The Company, any of its Subsidiaries, or any Guarantor shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Company, any of its Subsidiaries, or any Guarantor shall make a general assignment for the benefit of its creditors; or (2) there shall be commenced against the Company, any of its Subsidiaries, or any Guarantor, any case, proceeding or other action of a nature referred to in clause (1) above which (i) results in the entry of an order for relief or any such adjudication or appointment, or (ii) remains undismissed, undischarged or unbonded for a period of thirty (30) days; or (3) there shall be commenced against the Company, any of its Subsidiaries, or any Guarantor, any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or substantially all of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within sixty (60) days from the entry thereof; or (4) the Company, any of its Subsidiaries, or any Guarantor, shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in (other than in connection with a final settlement), any of the acts set forth in clause (1), (2) or (3) above; or (5) the Company, any of its Subsidiaries, or any Guarantor, shall generally not, or shall be unable to, or shall admit in writing its inability to pay its debts as they become due; or

12(g) (1) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (2) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or nor waived, shall exist with respect to any Plan, (3) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or institution of proceedings is, in the reasonable opinion of the Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA, and, in the case of a Reportable Event, the continuance of such Reportable Event unremedied for ten days after notice of such Reportable Event pursuant to Section 4043(a), (c) or (d) of ERISA is given or the continuance of such proceedings for ten days after commencement thereof, as the case may be, (4) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (5) any withdrawal liability to a Multiemployer Plan shall be incurred by the Company or (6) any other event or condition shall occur or exist; and in each case in clauses (1) through (6) above, such event or condition, together with all other such events or conditions, if any, is likely to subject the Company or any of its Subsidiaries to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of the Company or the Company and its Subsidiaries taken as a whole; or

12(h) One or more judgments or decrees shall be entered against the Company or any of its Subsidiaries and such judgments or decrees shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within thirty (30) days from the entry thereof;

12(i) Any Guarantor shall fail to observe or perform any provision of any Loan Document to which it is a party or shall attempt to rescind or revoke any Loan Document to which it is a party, with respect to future transactions or otherwise, or any representation or warranty set forth any Loan Document to which any Guarantor is party shall be inaccurate or incomplete in any material respect as of the date made; or

12(j) There shall occur a Change of Control;

THEN, automatically upon the occurrence of an Event of Default under Paragraph 12(f) above, at the option of any Lender upon the occurrence of an Event of Default under Paragraph 12(a) above and, in all other cases, at the option of the Majority Lenders, each Lender’s obligation to make Loans and the L/C Issuing Bank’s obligation to issue Letters of Credit with the Company hereunder shall terminate and the principal balance of outstanding Loans and interest accrued but unpaid thereon and the aggregate contingent liability of the Company to reimburse the L/C Issuing Bank and the Lenders for future L/C Drawings with respect to Outstanding Letters of Credit and the aggregate contingent liability of the Company to make any payment with respect to FX Obligations and all other Obligations shall become immediately due and payable, without demand upon or presentment to the Company, which are expressly waived by the Company and the Agent and the Lenders may immediately exercise all rights, powers and remedies available to them at law, in equity or otherwise. All amounts paid by the Company on account of the aggregate contingent liability of the Company under Outstanding Letters of Credit and outstanding FX Transactions shall be held by the Agent as collateral security for the benefit of the L/C Issuing Bank, the Lenders, and the FX Provider until there are no Letters of Credit Outstanding, all unrepaid L/C Drawings have been paid in full with interest thereon as provided herein, and all FX Transactions have matured and all FX Obligations have been paid in full, the Company hereby being automatically deemed to have granted to the Agent, the L/C Issuing Bank, the Lenders and the FX Provider a first priority, perfected security interest in all such monies and to have authorized the Agent to debit such monies in satisfaction of the obligation of the Company to repay L/C Drawings and Obligations connected with FX Transactions; provided, that, nothing contained herein shall in any manner or to any extent affect the liability of the Company with respect to L/C Drawings or FX Transactions in the event for whatever reason the Agent does not so debit such monies on account thereof.

13. The Agent.

13(a) Appointment. Each Lender hereby irrevocably designates and appoints the Agent as the agent of such Lender under the Loan Documents and each such Lender hereby irrevocably authorizes the Agent, as the agent for such Lender, to take such action on its behalf under the provisions of the Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of the Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in the Loan Documents, the Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against the Agent. The Company shall pay to the Agent an agency fee in such amount and at such times as the Agent and the Company may from time to time agree in writing.

13(b) Delegation of Duties. The Agent may execute any of its duties under the Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

13(c) Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (1) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Loan Documents (except for its or such Person’s own gross negligence or willful misconduct), or (2) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Company or any officer thereof contained in the Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with the Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Loan Documents or for any failure of the Company to perform its obligations hereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, the Loan Documents or to inspect the properties, books or records of the Company.

13(d) Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certification, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any note as the owner thereof for all purposes. As to the Lenders: (1) the Agent shall be fully justified in failing or refusing to take any action under the Loan Documents unless it shall first receive such advice or concurrence of the Majority Lenders or all of the Lenders, as appropriate, or it shall first be indemnified to its satisfaction by the Lenders ratably in accordance with their respective Percentage Shares against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any action (except for liabilities and expenses resulting from the Agent’s gross negligence or willful misconduct), and (2) the Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Loan Documents in accordance with a request of the Majority Lenders or all of the Lenders, as appropriate, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

13(e) Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default hereunder unless the Agent has received notice from a Lender or the Company referring to the Loan Documents, describing such Potential Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders. The Agent shall take such action with respect to such Potential Default or Event of Default as shall be reasonably directed by the Majority Lenders provided that such action is consistent with the provisions of this Agreement; provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Default or Event of Default as it shall deem advisable in the best interest of the Lenders.

13(f) Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Company, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Company and made its own decision to make its loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

13(g) Indemnification. The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to the respective amounts of their Percentage Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the Obligations.

13(h) Agent in Its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company as though the Agent were not the Agent hereunder. With respect to such loans made or renewed by them, the Agent shall have the same rights and powers under the Loan Documents as any Lender and may exercise the same as though it were not the Agent, and the terms “Lender” and “Lenders” shall include the Agent in its individual capacity.

13(i) Successor Agent. The Agent may resign as Agent under the Loan Documents upon sixty (60) days’ notice to the Lenders and agrees that it will so resign in the event it ceases to hold any Percentage Share of the Obligations. If the Agent shall resign as provided herein, then the Lenders (other than the Agent) shall appoint from among the Lenders a successor agent or, if such Lenders are unable to agree on the appointment of a successor agent, the Agent shall appoint a successor agent for the Lenders (which successor agent shall, in either case and assuming that there does not exist a Potential Default or Event of Default, be reasonably acceptable to the Company), whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any of the Loan Documents or successors thereto. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Paragraph 13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

14. Miscellaneous Provisions.

14(a) No Assignment. The Company may not assign its rights or obligations under this Agreement without the prior written consent of one hundred percent (100%) of the Agent and the Lenders. Any attempted assignment in violation of this provision shall automatically be deemed null and void. Subject to the foregoing, all provisions contained in this Agreement or any document or agreement referred to herein or relating hereto shall inure to the benefit of each Lender, its successors and assigns, and shall be binding upon the Company, its successors and assigns.

14(b) Amendment. This Agreement may not be amended or terms or provisions hereof waived unless such amendment or waiver is in writing and signed by the Majority Lenders, the Agent and the Company; provided, however, that without the prior written consent of one hundred percent (100%) of the Agent and the Lenders, no amendment or waiver shall: (1) reduce the principal of, or rate of interest or fees on, the Loans or any Letter of Credit or extend or otherwise modify the required amount or due date for any Loan or any L/C Drawing, (2) modify any Lender’s Percentage Share (except as the result of an assignment permitted under Paragraph 14(h)(1) below), (3) modify any provision of the Loan Documents requiring one hundred percent (100%) of the Lenders to act, (4) modify the definition of “Majority Lenders,” (5) release any Guarantor from its obligations under its Guaranty or

Guarantor Security Agreement or, except as expressly contemplated by the Loan Documents, release any collateral at any time held for the Obligations, (6) amend this Paragraph 14(b) or (7) increase or extend any of the Lenders’ commitments to provide Loans, Letters of Credit or other financing hereunder. It is expressly agreed and understood that the failure by the required Lenders to elect to accelerate amounts outstanding hereunder and/or to terminate the obligation of the Lenders to make Loans or the L/C Issuing Bank to issue Letters of Credit with the Company hereunder shall not constitute an amendment or waiver of any term or provision of this Agreement.

14(c) Cumulative Rights; No Waiver. The rights, powers and remedies of the Lenders hereunder are cumulative and in addition to all rights, power and remedies provided under any and all agreements between the Company and the Lenders relating hereto, at law, in equity or otherwise. Any delay or failure by the Lenders to exercise any right, power or remedy shall not constitute a waiver thereof by the Lenders, and no single or partial exercise by the Lenders of any right, power or remedy shall preclude other or further exercise thereof or any exercise of any other rights, powers or remedies.

14(d) Entire Agreement. This Agreement and the documents and agreements referred to herein embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof and thereof.

14(e) Survival. All representations, warranties, covenants and agreements herein contained on the part of the Company shall survive the termination of this Agreement and shall be effective until the Obligations are paid and performed in full or longer as expressly provided herein.

14(f) Notices. All notices given by any party to the others shall be in writing unless otherwise provided for herein, delivered by facsimile transmission, by personal delivery or by overnight courier, addressed to the party as set forth on Annex 2 attached hereto, as such Annex 2 may be amended from time to time. Any party may change the address to which notices are to be sent by notice of such change to each other party given as provided herein. Such notices shall be effective on the date received.

14(g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to its choice of law rules.

14(h) Assignments, Participations, Etc.

(1) Any Lender may at any time, with the consent of the Agent and, but only so long as there does not exist an Event of Default, the Company (which consent shall not be unreasonably withheld by the Company), assign and delegate to one or more financial institutions (each an “Assignee”) all, or any ratable part of all, of the Loans and the other rights and obligations of such Lender hereunder in a minimum amount of $5,000.000.00; provided, however, that the Company and the Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company and the Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to the Company and the Agent an Assignment and Acceptance Agreement; and (iii) the Assignee has paid to the Agent a processing fee in the amount of $3,500.00. From and after the date that the Agent notifies the assignor Lender that it has received an executed Assignment and Acceptance Agreement, (y) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned to it pursuant to such Assignment and Acceptance Agreement, shall have the rights and obligations of a Lender under the Loan Documents, and (z) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish its rights and be released from its obligations under the Loan Documents. Upon the effective date of such assignment, this Agreement and the other Loan Documents shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Percentage Share arising therefrom.

(2) Any Lender may at any time sell to one or more financial institutions or other Persons (each a “Participant”) participating interests in any Loans, the funding commitment of that Lender and the other interests of that Lender (the “originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Company and the Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) following such sale that Lender shall continue to hold for its own account a Percentage Share of the Aggregate Credit Limit of not less than $5,000,000.00 and (v) the terms of any documentation governing such participation shall not provide for such Participant to have any voting rights on any amendments to the Credit Agreement or other Loan Documents other than any such amendment which purports to (A) forgive principal of, or interest on any Loan, (B) postpone any date fixed for the payment of principal of or interest on, any Loan, (C) decrease the rates at which interest or fees are payable under the Credit Agreement or (D) release all or substantially all of the Collateral.

(3) Notwithstanding any other provision contained in this Agreement or any other Loan Document to the contrary, any Lender may assign all or any portion of the Loans held by it to any Federal Reserve Lender or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Lender.

14(i) Counterparts. This Agreement and the other Loan Documents may be executed in any number of counterparts, all of which together shall constitute one agreement.

14(j) Sharing of Payments. If any Lender shall receive and retain any payment, whether by setoff, application of deposit balance or security, or otherwise, in respect of the Obligations in excess of such Lender’s Percentage Share thereof, then such Lender shall purchase from the other Lenders for cash and at face value and without recourse, such participation in the Obligations held by them as shall be necessary to cause such excess payment to be shared ratably as aforesaid with each of them; provided, that if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. Each Lender is hereby authorized by the Company to exercise any and all rights of setoff, counterclaim or bankers’ lien against the full amount of the Obligations, whether or not held by such Lender. Each Lender hereby agrees to exercise any such rights first against the Obligations and only then to any other Indebtedness of the Company to such Lender.

14(k) Consent to Jurisdiction. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE CENTRAL DISTRICT OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY, THE AGENT AND THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE COMPANY, THE AGENT AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANY, THE AGENT AND THE LENDERS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY CALIFORNIA LAW.

14(l) Waiver of Jury Trial. THE COMPANY, THE LENDERS AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY, THE LENDERS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

14(m) Indemnity. Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify and hold the Agent and each Lender and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable attorney’s fees and expenses, including the documented cost of internal counsel) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any insolvency proceeding or appellate proceeding) related to or arising out of this Agreement, the Loans or any Letter of Credit issued hereunder, or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, however, that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Paragraph 14(m) shall survive payment of all other Obligations and the termination of this Agreement.

14(n) Marshalling; Payments Set Aside. Neither the Agent nor the Lenders shall be under any obligation to marshal any assets in favor of the Company or any other Person or against or in payment of any or all of the Obligations. To the extent that the Company makes a payment or payments to the Agent or the Lenders (through the Agent), or the Agent on behalf of the Lenders enforces their Liens or exercise their rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent in its discretion) to be repaid to a trustee, receiver or any other party in connection with any insolvency proceeding, or otherwise, then (1) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred, and (2) each Lender severally agrees to pay to the Agent upon demand its ratable share of the total amount so recovered from or repaid by the Agent.

14(o) Set-off. In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists, each Lender is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing to, such Lender to or for the credit or the account of the Company against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Company and the Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

14(p) Severability. The illegality or unenforceability of any provision of this Agreement or any other Loan Document or any instrument or agreement required hereunder or thereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions hereof or thereof.

14(q) No Third Parties Benefited. This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Company, the Lenders and the Agent, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither the Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or other Loan Documents.

14(r) Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Company hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the specified currency with such other currency at the Agent’s main office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Company in respect of any sum due to any Lender or the Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be)

of any sum adjudged to be so due in such other currency such Lender or the Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Agent, as the case may be, in the specified currency, the Company agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under terms of this Agreement, such Lender or the Agent, as the case may be, agrees to remit such excess to the Company.

15. Definitions. For purposes of this Agreement, the terms set forth below shall have the following meanings:

“Acquisition” shall mean any transaction, or any series of related transactions, consummated on or after the Effective Date, by which the Company or any of its Domestic Subsidiaries: (a) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Acquisition Facility Credit Limit” shall mean $20,000,000.00.

“Acquisition Loan” shall have the meaning given such term in Paragraph 4(a) above.

“Adjusted EBITDA” shall mean:

(a) for any measurement date on or prior to June 30, 2005, four (4) times EBITDA for the three (3) month period ending June 30, 2005;

(b) for any measurement date after June 30, 2005 and on or prior to September 30, 2005, two (2) times EBITDA for the six (6) month period ending September 30, 2005;

(c) for any measurement date after September 30, 2005 and on or prior to December 31, 2005, the quotient of (i) four (4) times EBITDA for the nine (9) month period ending December 31, 2005 divided by (ii) three (3); and

(d) for any measurement date after December 31, 2005, EBITDA for the four (4) fiscal quarters most recently ended.

“Affiliate” shall mean, as to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. “Control” as used herein means with respect to any business entity the power to direct the management and policies of such business entity.

“Agent” shall have the meaning given such term in the introductory paragraph hereof and shall include any successor to BOW as the initial “Agent” hereunder.

“Aggregate Credit Limit” shall mean $50,000,000.00, as such amount may be increased or decreased by the mutual written agreement of the Agent, the Company and one hundred percent (100%) of the Lenders.

“Agreed Currencies” shall mean (a) Dollars, (b) so long as such currencies remain Eligible Currencies, Australian Dollars, British Pounds Sterling, Canadian Dollars, Danish Kroners, Euros, Japanese Yen, New Zealand Dollars, Norwegian Kroners, Singapore Dollars, Swiss Francs, Swedish Kroners, and (c) any other Eligible Currency which the Company requests the Agent to include as an Agreed Currency hereunder and which is acceptable to all of the Lenders. For the purposes of this definition, each of the specific currencies referred to in clause (b), above, shall mean and be deemed to refer to the lawful currency of the jurisdiction referred to in connection with such currency, e.g., “Australian Dollars” means the lawful currency of Australia.

“Agreement” shall mean this Agreement, as the same may be amended, extended or replaced from time to time.

“Anti-Terrorism Order” means Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001) issued by the President of the United States of America (Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism).

“Applicable L/C Fee Percentage” shall mean the percentage amount calculated in accordance with the Pricing Matrix.

“Applicable LIBO Rate” shall mean, with respect to any LIBO Rate Loan for the Interest Period applicable to such LIBO Rate Loan, the rate per annum (rounded upward, if necessary, to the next higher 1/16 of one percent) calculated as of the first day of such Interest Period in accordance with the following formula:

Applicable LIBO Rate =	LR	+ ALS
1-LRP

where
LR = LIBO Rate
LRP = LIBOR Reserve Percentage
ALS = Applicable LIBOR Spread

“Applicable LIBOR Spread” shall mean the percentage amount calculated in accordance with the Pricing Matrix.

“Applicable Prime Rate” shall mean a floating rate per annum equal to the daily average Prime Rate on each day of the applicable calculation period plus the Applicable Prime Rate Spread.

“Applicable Prime Rate Spread” shall mean the percentage amount calculated in accordance with the Pricing Matrix.

“Approximate Equivalent Amount” of any currency with respect to any amount of Dollars shall mean the Equivalent Amount of such currency with respect to such amount of Dollars on or as of such date, rounded up to the nearest amount of such currency as determined by the Agent from time to time.

“Assignee” shall have the meaning given such term in Paragraph 14(h)(1) above.

“Assignment and Acceptance Agreement” shall mean an agreement in the form of that attached hereto as Exhibit E.

“Business Day” shall mean (a) with respect to any borrowing, payment or rate selection of Loans funded in any Agreed Currency, any day other than a Saturday, a Sunday or a day on which banks in Los Angeles, California, Chicago, Illinois or New York, New York are authorized or obligated to close their regular banking business, on which interbank wire transfers can be made on the Fedwire system and dealings in Dollars and the other Agreed Currencies are carried on in the London interbank market, and (b) for all other purposes, any day other than a Saturday, a Sunday or a day on which banks in Los Angeles, California, Chicago, Illinois or New York, New York are authorized or obligated to close their regular banking business.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures by the Company and its Subsidiaries for the acquisition or leasing of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of the Company and its Subsidiaries, less net proceeds from sales of fixed or capital assets received by the Company or any of its Subsidiaries during such period.

“Change of Control” shall mean:

(a) As to the Company: (1)(a) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more related transactions, of all or substantially all of the properties and assets of the Parent and its Subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act), (2) the adoption of a plan relating to the liquidation or dissolution of the Company, (3) the consummation of any transaction or other event (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than thirty five percent (35%) of the voting shares or economic value of the Stock of the Company,

(b) As to any Domestic Subsidiary, if the Company shall cease to own one hundred percent (100%) of the outstanding capital stock of such Person, directly or indirectly through other Domestic Subsidiaries,

(c) As to any Foreign Subsidiary, if the Company shall cease to own one hundred percent (100%) of the outstanding capital stock of such Foreign Subsidiary, directly or indirectly through other Subsidiaries, or

(d) If Deepak Chopra shall cease to be actively involved in the day to day management of the business of the Company and its Subsidiaries.

“Collateral” shall have the meaning given such term in the Security Agreement and the Guarantor Security Agreements, as applicable.

“Commonly Controlled Entity” of a Person shall mean a Person, whether or not incorporated, which is under common control with such Person within the meaning of Section 411(c) of the Internal Revenue Code.

“Company” shall have the meaning given such term in the preamble hereto.

“Compliance Certificate” shall mean a certificate in the form of that attached hereto as Exhibit F.

“Computation Date” shall have the meaning given such term in Paragraph 5(l)(5) above.

“Contact Office” shall mean the office of the Agent located at 300 South Grand Avenue, Suite 700, Los Angeles, California 90071 or such other office as the Agent may notify the Company and the Lenders from time to time in writing.

“Contractual Obligation” as to any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Event” shall mean the funding, continuation or conversion of any Loan or the issuance of any Letter of Credit.

“Debt” of any Person shall mean: (a) liabilities for borrowed money; (b) liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property); (c) capitalized lease obligations; (d) all liabilities for borrowed money secured by any lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); (e) liabilities with respect to letters of credit, foreign exchange transactions and net exposure in respect to interest rate swaps, currency swaps and similar obligations; and (f) any guaranty or other contingent liability of such Person with respect to liabilities described in subparagraphs (a) through (e) above.

“Domestic Subsidiary” shall mean any Subsidiary of the Company which is not a Foreign Subsidiary.

“Dollar Amount” shall mean, with respect to any amount of currency, (a) the amount of such currency if such currency is Dollars or (b) the equivalent in such currency of such amount of Dollars if such currency is any currency other than Dollars, calculated according to the Agent’s customary procedures.

“Dollars” and “$” shall mean the lawful currency of the United States of America.

“EBITDA” shall mean, with respect to any specified fiscal period, the Company’s (a) consolidated net earnings (or loss) for such period, minus (b) the sum of, for such period, (1) extraordinary gains and (2) interest income, plus (c) the sum of, for such period, (1) interest expense, (2) net income tax expense, (3) depreciation and amortization, (4) non-cash stock option expenses, (5) non-cash, non-recurring expenses and (6) up to $1,500,000 of cash restructuring expenses incurred prior to March 31, 2006, in each case as determined in accordance with GAAP.

“Effective Date” shall mean the date on which all conditions precedent to the occurrence of the first Credit Event set forth in Paragraph 8(a) above have been met to the satisfaction of the Agent and the Lenders.

“Effective Tangible Net Worth” shall mean for any Person at any date the sum of (a) Tangible Net Worth plus (b) Subordinated Debt.

“Eligible Currency” shall mean any currency other than Dollars (a) that is readily available, (b) that is freely traded, (c) in which deposits are customarily offered to banks in the London interbank market, (d) which is convertible into Dollars in the international interbank market and (e) as to which an Equivalent Amount may be readily calculated. If, after the designation by the Agent of any currency as an Agreed Currency, (x) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, (y) such currency is, in the determination of the Agent, no longer readily available or freely traded or (z) in the determination of the Agent, an Equivalent Amount of such currency is not readily calculable, the Agent shall promptly notify the Lenders and the Company, and such currency shall no longer be an Agreed Currency until such time as Agent and all of the Lenders agree to reinstate such currency as an Agreed Currency.

“Environmental Claims” shall mean all claims, however asserted, by any governmental authority or other person alleging potential liability or responsibility for violation of any Environmental Law or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (i) the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental placement, spills, leaks, discharges, emissions or releases) of any Hazardous Materials at, in, or from property owned, operated or controlled by the Company or any of its Subsidiaries, or (ii) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” shall mean all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requested, licenses, authorizations and permits of, and agreements with, any governmental authorities, in each case relating to environmental, health, safety and land use matters; including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the California Waste Control Law, the California Solid Waste Management, Resource, Recovery and Recycling Act, the California Water Code and the California Health and Safety Code.

“Environmental Permits” shall have the meaning given such term in Paragraph 9(p) above.

“Equivalent Amount” of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount in Dollars, calculated according to the Agent’s customary procedures.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may from time to time be supplemented or amended.

“Event of Default” shall have the meaning given such term in Paragraph 12 above.

“Euro” shall mean the euro referred to in Council Regulation (EC) No. 1103/97 dated June 17, 1997 passed by the Council of the European Union, or, if different, the then lawful currency of the member states of the European Union that participate in the third stage of Economic and Monetary Union.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as in effect from time to time.

“Existing Additional Company Collateral Documents” shall have the meaning given such term in Paragraph 7(a) above.

“Existing Additional Guarantor Collateral Documents” shall have the meaning given such term in Paragraph 7(b) above.

“Existing Credit Agreement” shall have the meaning given such term in Recital A above.

“Existing Guarantors” shall mean those Domestic Subsidiaries of the Company listed on Annex 4 attached hereto.

“Existing Guaranty” shall have the meaning given such term in Paragraph 7(a) above.

“Existing Security Agreement” shall have the meaning given such term in Paragraph 7(a) above.

“Foreign Subsidiary” shall mean any Subsidiary of a Person which Subsidiary is not organized in the United States of America.

“Funded Debt” shall mean for any Person at any date of calculation the aggregate amount of Indebtedness of such Person which has actually been funded and is outstanding at such time, whether or not such amount is due and payable on such date and including, without limitation, the aggregate amount available for drawing under outstanding letters of credit on which such Person is the account party.

“Funding Account” shall mean account no. 752-04010 maintained in the Company’s name with the Agent or such other account or accounts as the Agent and the Company may from time to time agree.

“FX Obligations” shall have the meaning given such term in Paragraph 3 above.

“FX Provider” shall have the meaning given such term in Paragraph 3 above.

“FX Transaction” shall mean any transaction between the BOW and the Company or a Guarantor pursuant to which the FX Lender has agreed to sell to or to purchase from the Company or such Guarantor a foreign currency which BOW regularly trades of an agreed amount at an agreed price in Dollars or such other agreed upon foreign currency, deliverable and payable on an agreed date.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantor” shall mean any of the Existing Guarantors and any Domestic Subsidiary executing a Guaranty following the Effective Date as required pursuant to Paragraph 7(d) above.

“Guarantor Security Agreement” shall mean each of the Existing Guarantor Security Agreements, as amended and reaffirmed by the Master Reaffirmation of Guaranties and Guarantor Security Agreements, and each security agreement executed and delivered in the future pursuant to Paragraph 7(d) above, as the same may be amended, extended and replaced from time to time.

“Guaranty” shall mean each of the Existing Guaranties, as amended and reaffirmed by the Master Reaffirmation of Guaranties and Guarantor Security Agreements, and each guaranty executed and delivered in the future pursuant to Paragraph 7(d) above, as the same may be amended, extended and replaced from time to time.

“Hazardous Materials” shall mean:

(a) “Hazardous substances,” “hazardous wastes,” “hazardous materials,” or “toxic substances,” as defined in any of the Hazardous Material Laws;

(b) Any pollutant or contaminant, or hazardous, dangerous or toxic chemical, material, waste or substance (“pollutant”) which Hazardous Material Laws prohibit, limit or otherwise regulate as to use, exposure, release, generation, manufacture, sale, transport, handling, storage, treatment, reuse, presence, disposal or recycling;

(c) Petroleum, crude oil or any fraction of petroleum or crude oil;

(d) Any radioactive material, including any source, special nuclear or by-product material, as defined at 42 U.S.C. §2011 et seq., and amendments thereto and reauthorizations thereof;

(e) Asbestos-containing materials in any form or condition; and

(f) Polychlorinated biphenyls.

“Indebtedness” of any Person shall mean all items of indebtedness which, in accordance with GAAP and practices, would be included in determining liabilities as shown on the liability side of a statement of condition of such Person as of the date as of which indebtedness is to be determined, including, without limitation, all obligations for money borrowed and capitalized lease obligations, and shall also include all indebtedness and liabilities of others assumed or guaranteed by such Person or in respect of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection) whether by reason of any agreement to acquire such indebtedness or to supply or advance sums or otherwise.

“Interest Period” shall mean with respect to any Loan which is being maintained as a LIBO Rate Loan, the period commencing on the date such Loan is advanced and ending one, two, three or six months thereafter, as designated in the related Loan Request; provided, however, that (a) any Interest Period which would otherwise end on a day which is not a LIBOR Business Day shall be extended to the next succeeding LIBOR Business Day unless by such extension it would fall in another calendar month, in which case such Interest Period shall end on the immediately preceding LIBOR Business Day, (b) any Interest Period which begins on a day for which there is no numerically corresponding day in the calendar month in which such Interest Period is to end shall, subject to the provisions of clause (a) above, end on the last day of such calendar month, and (c) no Interest Period shall end after the regularly scheduled Revolving Loan Maturity Date.

“Interim Date” shall mean March 31, 2005.

“Investment” shall mean, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business consistent with past practice), purchases or other acquisitions of Indebtedness, Stock, or assets or business of such other Person, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“L/C Documents” shall mean any and all documents, instruments and agreements as the L/C Issuing Bank may require be delivered to it as a condition precedent to the issuance by the L/C Issuing Bank of a Letter of Credit.

“L/C Drawing” shall mean any drawing under a Letter of Credit.

“L/C Issuing Bank” shall mean that Lender which has agreed, with the consent of the remaining Lenders, to issue the Letters of Credit, with the initial L/C Issuing Bank being BOW.

“Lender Account Control Agreement” shall have the meaning given such term in Paragraph 7(d)(3) above.

“Lending Installation” means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Person with respect to each Agreed Currency listed on Annex 6 or otherwise selected by such Lender or the Agent pursuant to Paragraph 5(l).

“Letter of Credit” shall have the meaning given such term in Paragraph 3(a) above, and shall include, without limitation, the Pre-Existing Letters of Credit.

“Letter of Credit Application” shall mean an application for the issuance of a Letter of Credit in form satisfactory to the L/C Issuing Bank.

“Leverage Ratio” shall mean, as of any date of determination, the ratio of the Company’s consolidated Funded Debt to the Company’s consolidated Adjusted EBITDA.

“LIBO Rate” shall mean, with respect to any LIBO Rate Loan for any Interest Period:

(a) If such LIBO Rate Loan is to be funded in Dollars, the rate per annum determined by the Agent to be the rate as of approximately 11:00 a.m. (London time) on the date that is two LIBOR Business Days prior to the beginning of the relevant Interest Period quoted as the British Bankers Association Interest Settlement Rate for deposits in Dollars (as set forth in any service selected by the Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for purpose of displaying such rates) for a period equal to such Interest Period, and

(b) If such LIBO Rate Loan is to be funded in an Agreed Currency other than Dollars, the rate per annum determined by the Agent in accordance with its customary practices on the date that is two LIBOR Business Days prior to the beginning of the relevant Interest Period for deposits in such Agreed Currency for a period equal to such Interest Period in a recognized market trading such Agreed Currency;

provided, however, that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Agent to be in its reasonable business judgment as an equivalent rate.

“LIBO Rate Loans” shall mean Loans outstanding hereunder at such time as they are made and/or being maintained at a rate of interest based upon the LIBO Rate.

“LIBOR Business Day” shall mean a Business Day upon which commercial banks in London, England are open for domestic and international business.

“LIBOR Reserve Percentage” shall mean with respect to an Interest Period for a LIBO Rate Loan, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments) which is imposed under Regulation D on liabilities applicable to such LIBO Rate Loan.

“Lien” shall mean any security interest, mortgage, pledge, lien, claim on property, charge or encumbrance (including any conditional sale or other title retention agreement), any lease in the nature thereof, and the filing of or agreement to give any financial statement under the Uniform Commercial Code of any jurisdiction.

“Loan Documents” shall mean this Agreement, the Security Documents, the Guaranties, the Letters of Credit, the Letter of Credit Applications and other L/C Documents, the FX Applications, and each other document, instrument or agreement executed by the Company and/or any Guarantor in connection herewith or therewith, as any of the same may be amended, extended or replaced from time to time.

“Loan Request” shall mean a request for a Loan by the Company to the Agent in the form of Exhibit G hereto, duly executed on behalf of the Company by a Responsible Officer.

“Loans” shall mean, collectively, Revolving Loans and Acquisition Loans.

“Majority Lenders” shall mean the Lenders holding not less than fifty one percent (51%) of the Percentage Shares; provided, however, that at any time during which the number of Lenders hereunder are less than three, the term “Majority Lenders” shall mean one hundred percent (100%) of the Lenders.

“Master Reaffirmation of Guaranties and Guarantor Security Agreements” shall have the meaning given such term in Paragraph 7(b) above.

“Material Adverse Effect” shall mean a material adverse change in, or a material adverse effect upon, any of: (a) the operations, business, properties, condition (financial or otherwise) or prospects of the Company; (b) a material impairment of the ability of the Company or any Guarantor to perform under any Loan Document to which it is party and to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Loan Document or the perfection or priority of the Lender’s security interest in the Collateral.

“Material Foreign Subsidiary” shall mean, at any date, any Foreign Subsidiary that has assets the net book value of which constitutes five percent (5%) or more of the Company’s consolidated net book value, in each case based upon the Company’s most recent annual or quarterly financial statements delivered to the Agent pursuant to Paragraph 10(a) above.

“Multiemployer Plan” as to any Person shall mean a Plan of such Person which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“National Currency Unit” shall mean the unit of currency (other than a Euro unit) of each member state of the European Union that participates in the third stage of Economic and Monetary Union.

“Notice of Conversion/Continuation” shall mean a request to the Agent by the Company in the form of Exhibit H hereto, duly executed on behalf of the Company by a Responsible Officer.

“Obligations” shall mean any and all debts, obligations and liabilities of the Company to the Lenders (whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred), arising out of or related to the Loan Documents and including, without any limitation, any obligations of the Company to any Lender with respect to any Swap Agreement related to the Obligations and the FX Obligations.

“Outstanding” shall mean with respect to Letters of Credit, any Letter of Credit which has not been canceled, expired unutilized or fully drawn upon and reference to the “amount” of any Outstanding Letter of Credit shall be deemed to mean the amount available for drawing thereunder.

“Participant” shall have the meaning given such term in Paragraph 14(h)(2) above.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.

“Percentage Share” shall mean, for any Lender at any date that percentage agreed to by such Lender in writing, with the initial Percentage Shares of the Lenders being set forth on Annex 5 attached hereto.

“Permitted Acquisitions” shall mean an Acquisition by the Company or any of its Subsidiaries which satisfies each of the following conditions:

(a) Both before and after giving effect to such Acquisition, no Potential Default and no Event of Default exists or would exist upon the consummation thereof, both on an actual and a pro forma basis;

(b) The Company shall have provided Agent and the Lenders with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis, created by adding the combined financial projections of the Company and its Subsidiaries, on a consolidated basis (including the combined financial projections of any other Person or assets that were the subject of a prior Permitted Acquisition not already reflected on the financial projections most recently delivered to Agent for the Company), to the consolidated financial projections of the Person to be acquired (or the financial projections related to the assets to be acquired) pursuant to the proposed Acquisition (adjusted to eliminate expense items that would not be incurred and to include income items that would be recognized, in each case, if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually agreed upon by the Company and Agent), the Company and its Subsidiaries will be in compliance with all financial covenants set forth in Paragraph 11(i) above for the twelve (12) months following the proposed date of consummation of such proposed Acquisition, together with copies of all such financial projections of the Person or Person whose assets are being acquired;

(c) The Acquisition shall be of a Person engaged in, or assets used in, the same, similar or a complimentary business to that of the Company and/or any of its Subsidiaries;

(d) Without the prior written consent of the Lenders, the aggregate consideration paid by the Company or any of its Affiliates in connection with such Acquisition, including, without limitation, all deferred payments and projected earn-out payments, does not exceed (1) $20,000,000.00 in the aggregate for any one such Acquisition or (2) $20,000,000.00 in the aggregate for all such Acquisitions made during any fiscal year of the Company;

(e) The Agent shall be satisfied that all acts necessary to perfect the Agent’s Liens granted pursuant to the Security Agreement or the Guarantor Security Agreements, as applicable, in the assets or Stock being purchased in connection with such Acquisition have been taken and that if the Acquisition involves the formation or Acquisition of a Subsidiary, such Subsidiary will, promptly following the consummation of such acquisition, deliver the Security Documents required pursuant to Paragraph 7(d) above and such Supplemental Collateral Documents as the Agent may require;

(f) The Company shall have updated the schedules and annexes hereto and to each of the other Loan Documents (to the extent permitted by the terms hereof and thereof), as applicable; provided, that in no event may any schedule be updated in a manner that would reflect or evidence a Potential Default or Event of Default;

(g) The Agent shall have reviewed and approved the Acquisition or other purchase documentations therefor;

(h) Such Acquisition has been duly authorized by all necessary corporate or other organizational requirements of the Company and its Subsidiaries, as applicable; and

(i) Such Acquisition is consensual and will have been approved by the board of directors of the Person whose Stock or assets are proposed to be acquired upon consummation thereof.

“Permitted Investments” shall mean any Investment made by the Company or any of its Subsidiaries, which

(a) Satisfies each of the following conditions:

(1) At the time of such Investment, no Potential Default and no Event of Default exists, or would exist upon the consummation thereof, both on an actual and a pro forma basis;

(2) Such Investment is made in connection with the consummation of a Permitted Acquisition or to acquire a non-controlling interest in a Person engaged in the same, similar or a complimentary business to that of the Company and/or any of its Subsidiaries for purposes of acquiring research and development technology or related products;

(3) Without the prior written consent of the Majority Lenders, such Investment, when aggregated with all other Permitted Investments made in any fiscal year of the Company, does not exceed $5,000,000.00; and

(4) The Agent shall be satisfied that all acts necessary to perfect the Agent’s Liens in any Stock acquired pursuant to such Investment have been taken; or

(b) Constitutes a loan or advance to a director, officer or other employee of the Company or any of its Domestic Subsidiaries made in the normal course of business which loan or advance, when taken together with all other such loans and advances outstanding does not exceed $1,000,000.00 in the aggregate.

“Person” shall mean any corporation, legally recognized entity, natural person, firm, joint venture, partnership, limited liability company, trust, unincorporated organization, government or any department or agency of any government.

“Plan” shall mean as to any Person, any pension plan that is covered by Title IV of ERISA and in respect of which such Person or a Commonly Controlled Entity of such Person is an “employer” as defined in Section 3(5) of ERISA.

“Potential Default” shall mean an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

“Pre-Existing Letters of Credit” shall have the meaning given such term in Paragraph 3(i) above.

“Pricing Matrix” shall mean the matrix attached hereto as Annex 3.

“Prime Rate” shall mean the fluctuating per annum rate announced from time to time by the Agent in Los Angeles, California, as its “Prime Rate”. The Prime Rate is a rate set by the Agent based upon various factors including the Agent’s costs and desired return, general economic conditions, and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below the Prime Rate.

“Prime Rate Loans” shall mean Loans hereunder during such time as they are made and/or being maintained at a rate of interest based upon the Prime Rate.

“Property” shall mean, collectively and severally, any and all real property, including all improvements and fixtures thereon, owned or occupied by the Company or any of its Subsidiaries.

“Reaffirmation of Security Agreement” shall have the meaning given such term in Paragraph 7(a) above.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System (12 C.F.R. § 221), as the same may from time to time be amended, supplemented or superseded.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. § 221), as the same may from time to time be amended, supplemented or superseded.

“Reportable Event” shall mean a reportable event as defined in Title IV of ERISA, except actions of general applicability by the Secretary of Labor under Section 110 of ERISA.

“Requirements of Law” shall mean as to any Person the Certificate of Incorporation and ByLaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or a final and binding determination of an arbitrator or a determination of a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Financial Officer” shall mean as to any Person, the chief financial officer, treasurer, assistant treasurer, comptroller, controller, or any other senior officer of such Person having the same general duties and responsibilities of any of the foregoing.

“Revolving Facility Credit Limit” shall mean $50,000,000.00.

“Revolving Loan” shall have the meaning given such term in Paragraph 1(a) above.

“Revolving Loan Maturity Date” shall mean the earlier of: (a) May 18, 2008, as such date may be extended from time to time in writing by one hundred percent (100%) of the Lenders, in their sole discretion, and (b) the date the Lenders terminate their obligation to make further Loans hereunder pursuant to Paragraph 12 above.

“Security Agreement” shall mean the Existing Security Agreement, as amended and reaffirmed by the Reaffirmation of Security Agreement and as further amended, extended and replaced from time to time.

“Security Documents” shall mean the Security Agreement, the Existing Additional Company Collateral Documents, the Guarantor Security Agreements, the Existing Additional Guarantor Collateral Documents, the Supplemental Collateral Documents and any document, instrument, or agreement executed and/or delivered from time to time, whether prior to or following the Effective Date, in connection with any of the foregoing.

“Single Employer Plan” shall mean as to any Person any Plan of such Person which is not a Multiemployer Plan.

“Statement Date” shall mean June 30, 2004.

“Stock” shall mean all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other equity security.

“Subordinated Debt” shall mean Indebtedness subordinated to the Obligations pursuant to a written subordination agreement in form and substance acceptable to the Agent, in its sole and absolute discretion.

“Subsidiary” shall mean with respect to any Person, any other Person with respect to which more than fifty percent (50%) of the voting Stock (as of any date of determination) able to elect or appoint the applicable governing body of such other Person is owned by such Person, either directly or through Subsidiaries (irrespective of whether or not at the time of determination any other class or classes of such Person’s Stock shall have or might have voting power by reason of the happening of any contingency).

“Supplemental Collateral Documents” shall have the meaning given such term in Paragraph 7(d)(4) above.

“Swap Agreement” shall mean an interest rate swap agreement on the International Swap Dealers Association, Inc. (“ISDA”) Master Agreement form and subject to the terms and conditions therein with schedules and confirmations attached (such agreement, together with all confirmations incorporated therein, and all amendments, modifications, supplements, riders, exhibits, schedules and attachments thereto.

“Tangible Net Worth” shall mean for any Person at any time of determination, total assets (exclusive of equity investments in Subsidiaries and other Persons, notes receivable from Affiliates, goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and premium, deferred charges and other like intangibles and leasehold improvements) less Total Liabilities at such time.

“Total Liabilities” shall mean for any Person at any time of determination, all liabilities of such Person which in accordance with GAAP would be shown on the liability side of a balance sheet of such Person, determined in accordance with GAAP, but including in any event the maximum amount available for drawing under all Outstanding Letters of Credit and excluding Subordinated Debt.

[Signature Page Following]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

OSI SYSTEMS, INC., a California corporation

By:
Anuj Wadhawan, Chief Financial Officer

BANK OF THE WEST, as Agent

By
Chuck Weerasooriya, Vice President

BANK OF THE WEST, as L/C Issuing Bank and sole initial Lender

By
Shikha Rehman, Vice President

ANNEXES, SCHEDULES, AND EXHIBITS TO CREDIT AGREEMENT

Annexes

Annex 1	Revolving Loans, Letters of Credit and Unrepaid L/C Drawings Outstanding Under Existing Credit Agreement

Annex 2	Schedule of Addresses for Notice, Etc.

Annex 3	Pricing Matrix

Annex 4	Schedule of Existing Guarantors

Annex 5	Schedule of Percentage Shares

Annex 6	Lending Installations

Schedules

Schedule 9(f)	Schedule of Material Litigation

Schedule 9(i)	Schedule of Subsidiaries

Schedule 9(o)	Schedule of Federally Registered Patents, Copyrights and Trademarks

Exhibits

Exhibit A	Form of Reaffirmation of Security Agreement

Exhibit B	Form of Master Reaffirmation of Guaranties and Guarantor Security Agreements

Exhibit C	INTENTIONALLY OMITTED

Exhibit D	Form of Officer’s Certificate

Exhibit E	Form of Assignment and Acceptance Agreement

Exhibit F	Form of Compliance Certificate

Exhibit G	Form of Loan Request

Exhibit H	Form of Notice of Conversion/Continuation